Exhibit 99.1

PRO FORMA VALUATION REPORT

FRANKLIN FINANCIAL CORPORATION

Glen Allen, Virginia

PROPOSED HOLDING COMPANY FOR:

FRANKLIN FEDERAL SAVINGS BANK

Glen Allen, Virginia

Dated As Of:

November 26, 2010

Prepared By:

RP® Financial, LC.

1100 North Glebe Road

Suite 1100

Arlington, Virginia 22201

November 26, 2010

Board of Directors

Franklin Financial Corporation, MHC

Franklin Financial Corporation

Franklin Federal Savings Bank

  of Richmond

4501 Cox Road

Glen Allen, Virginia 23060

Members of the Boards of Directors:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion transaction described below.

This Appraisal is furnished pursuant to the conversion regulations promulgated by the Office of Thrift Supervision (“OTS”). Specifically, this Appraisal has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” as set forth by the OTS, and applicable regulatory interpretations thereof.

Description of Plan of Conversion

On September 16, 2008, as amended and restated on October 26, 2010, the Board of Directors of Franklin Federal Savings Bank, Glen Allen, Virginia (“Franklin Federal” or the “Bank”) and Franklin Financial Corporation MHC (the “MHC”), a mutual holding company that owns all of the outstanding shares of common stock of FFC, Inc. (“FFC”), which is the parent company and 100% owner of the common stock of Franklin Federal, adopted the plan of conversion, whereby the MHC will convert to stock form. As a result of the conversion, FFC will be succeeded by a Virginia corporation with the name of Franklin Financial Corporation (“Franklin Financial” or the “Company”). Following the conversion, the MHC and FFC will no longer exist. For purposes of this document, the existing consolidated entity will hereinafter be referred to as Franklin Financial or the Company.

Franklin Financial will offer its common stock in a subscription offering to Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans including Franklin Federal’s employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Members, as such terms are defined for purposes of applicable

Washington Headquarters
Three Ballston Plaza	Telephone: (703) 528-1700
1100 North Glebe Road, Suite 1100	Fax No.: (703) 528-1788
Arlington, VA 22201	Toll Free No.: (866) 723-0594
www.rpfinancial.com	E Mail: mail@rpfinancial.com

Boards of Directors

November 26, 2010

federal regulatory guidelines governing mutual-to-stock conversions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to members of the general public in a direct community offering and/or a syndicated community offering or underwritten public offering. A portion of the net proceeds received from the sale of the common stock will be used to purchase all of the then to be issued and outstanding capital stock of Franklin Federal and the balance of the net proceeds will be retained by the Company.

The plan of conversion provides for the Company to contribute common stock to The Franklin Federal Foundation, a charitable foundation established by the Bank (the “Foundation”). The Foundation will be funded with Franklin Financial common stock contributed by the Company in an amount equal to 3.0% of the shares of common stock issued in the offering and cash equal to 1.0% of the gross proceeds raised in the conversion offering. The purpose of the Foundation is to provide financial support to charitable organizations in the communities in which Franklin Federal operates and to enable those communities to share in Franklin Federal’s long-term growth. The Foundation will be dedicated completely to community activities and the promotion of charitable causes.

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. For its appraisal services, RP Financial is being compensated on a fixed fee basis for the original appraisal and for any subsequent updates, and such fees are payable regardless of the valuation conclusion or the completion of the conversion offering transaction. We believe that we are independent of the Company, Franklin Federal, the MHC and the other parties engaged by Franklin Federal or the Company to assist in the stock conversion process.

Valuation Methodology

In preparing our Appraisal, we have reviewed the regulatory applications of Franklin Financial, Franklin Federal and the MHC, including the prospectus as filed with the OTS and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of Franklin Federal and the MHC that has included a review of audited financial information for the past five years through the fiscal year ended September 30, 2010 and a review of various unaudited information and internal financial reports through September 30, 2010. We have also conducted due diligence related discussions with Franklin Financial’s management; McGladrey & Pullen, LLP, Franklin

Boards of Directors

November 26, 2010

Financial’s independent auditor; Kilpatrick Stockton LLP, Franklin Financial’s conversion counsel; and Sandler O’Neill & Partners, L.P., Franklin Financial’s marketing advisor in connection with the stock offering. All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

We have investigated the competitive environment within which Franklin Financial operates and have assessed the Company’s relative strengths and weaknesses. We have monitored all material regulatory and legislative actions affecting financial institutions generally and analyzed the potential impact of such developments on Franklin Financial and the industry as a whole to the extent we were aware of such matters. We have analyzed the potential effects of the stock conversion on the Company’s operating characteristics and financial performance as they relate to the pro forma market value of Franklin Financial. We have reviewed the economy and demographic characteristics of the primary market area in which the Company currently operates. We have compared Franklin Financial’s financial performance and condition with publicly-traded thrift institutions evaluated and selected in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed conditions in the securities markets in general and the market for thrifts and thrift holding companies, including the market for new issues.

The Appraisal is based on Franklin Financial’s representation that the information contained in the regulatory applications and additional information furnished to us by the Company and its independent auditors, legal counsel, investment bankers and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by the Company, or its independent auditors, legal counsel, investment bankers and other authorized agents nor did we independently value the assets or liabilities of Franklin Financial. The valuation considers Franklin Financial only as a going concern and should not be considered as an indication of the Company’s liquidation value.

Our appraised value is predicated on a continuation of the current operating environment for the Company and for all thrifts and their holding companies. Changes in the local and national economy, the federal and state legislative and regulatory environments for financial institutions, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability, and may materially impact the value of thrift stocks as a whole or the Company’s value alone. It is our understanding that Franklin Financial intends to remain an independent institution and there are no current plans for selling control of the Company as a converted institution. To the extent that such factors can be foreseen, they have been factored into our analysis.

Boards of Directors

November 26, 2010

The estimated pro forma market value is defined as the price at which the Company’s stock, immediately upon completion of the offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion

It is our opinion that, as of November 26, 2010, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, including shares to be issued to the Foundation, equaled $108,150,000 at the midpoint, equal to 10,815,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $91,927,500 and a maximum value of $124,372,500. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 9,192,750 at the minimum and 12,437,250 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $143,028,380 without a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 14,302,838. Based on this valuation range, the offering range is as follows: $89,250,000 at the minimum, $105,000,000 at the midpoint, $120,750,000 at the maximum and $138,862,500 at the supermaximum. Based on the $10.00 per share offering price, the number of offering shares is as follows: 8,925,000 at the minimum, 10,500,000 at the midpoint, 12,075,000 at the maximum and 13,886,250 at the supermaximum.

Limiting Factors and Considerations

The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is determined in accordance with applicable OTS regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of Franklin Financial immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the public stock offering.

The valuation prepared by RP Financial in accordance with applicable OTS regulatory guidelines was based on the financial condition and operations of Franklin Financial as of September 30, 2010, the date of the financial data included in the prospectus.

Boards of Directors

November 26, 2010

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its financial institution clients.

The valuation will be updated as provided for in the OTS conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of Franklin Financial, management policies, and current conditions in the equity markets for thrift stocks, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the federal and state legislative and regulatory environments for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update.

Respectfully submitted,

RP® FINANCIAL, LC.

Ronald S. Riggins
President and Managing Director

Gregory E. Dunn
Director

RP® Financial, LC.	TABLE OF CONTENTS
i

TABLE OF CONTENTS

FRANKLIN FINANCIAL CORPORATION

FRANKLIN FEDERAL SAVINGS BANK

Glen Allen, Virginia

DESCRIPTION		PAGE NUMBER
CHAPTER ONE	OVERVIEW AND FINANCIAL ANALYSIS

Introduction		I.1
Plan of Conversion		I.1
Strategic Overview		I.3
Balance Sheet Trends		I.8
Income and Expense Trends		I.13
Interest Rate Risk Management		I.17
Lending Activities and Strategy		I.18
Asset Quality		I.21
Funding Composition and Strategy		I.22
Financial Services and Subsidiaries		I.23
Legal Proceedings		I.23

CHAPTER TWO	MARKET AREA

Introduction		II.1
National Economic Factors		II.1
Market Area Demographics		II.6
Local Economy		II.8
Local Real Estate Trends		II.9
Unemployment Trends		II.10
Market Area Deposit Characteristics and Competition		II.11

CHAPTER THREE	PEER GROUP ANALYSIS

Peer Group Selection		III.1
Financial Condition		III.6
Income and Expense Components		III.9
Loan Composition		III.13
Interest Rate Risk		III.15
Credit Risk		III.15
Summary		III.18

RP® Financial, LC.	TABLE OF CONTENTS
ii

TABLE OF CONTENTS

FRANKLIN FINANCIAL CORPORATION

FRANKLIN FEDERAL SAVINGS BANK

Glen Allen, Virginia

(continued)

DESCRIPTION		PAGE NUMBER
CHAPTER FOUR	VALUATION ANALYSIS
Introduction		IV.1
Appraisal Guidelines		IV.1
RP Financial Approach to the Valuation		IV.1
Valuation Analysis		IV.2
1. Financial Condition		IV.3
2. Profitability, Growth and Viability of Earnings		IV.5
3. Asset Growth		IV.7
4. Primary Market Area		IV.7
5. Dividends		IV.9
6. Liquidity of the Shares		IV.10
7. Marketing of the Issue		IV.11
A. The Public Market		IV.11
B. The New Issue Market		IV.16
C. The Acquisition Market		IV.20
8. Management		IV.20
9. Effect of Government Regulation and Regulatory Reform		IV.21
Summary of Adjustments		IV.21
Valuation Approaches:		IV.22
1. Price-to-Earnings (“P/E”)		IV.23
2. Price-to-Book (“P/B”)		IV.24
3. Price-to-Assets (“P/A”)		IV.26
Comparison to Recent Offerings		IV.26
Valuation Conclusion		IV.27

RP® Financial, LC.	LIST OF TABLES
iii

LIST OF TABLES

FRANKLIN FINANCIAL CORPORATION

FRANKLIN FEDERAL SAVINGS BANK

Glen Allen, Virginia

TABLE NUMBER	DESCRIPTION	PAGE
1.1	Historical Balance Sheet Data	I.9
1.2	Historical Income Statements	I.14

2.1	Summary Demographic Data	II.7
2.2	Richmond MSA Largest Employers	II.8
2.3	Primary Market Area Employment Sectors	II.9
2.4	Unemployment Trends	II.11
2.5	Deposit Summary	II.12
2.6	Market Area Deposit Competitors	II.13

3.1	Peer Group of Publicly-Traded Thrifts	III.3
3.2	Balance Sheet Composition and Growth Rates	III.7
3.3	Income as a Pct. of Avg. Assets and Yields, Costs, Spreads	III.10
3.4	Loan Portfolio Composition and Related Information	III.14
3.5	Interest Rate Risk Measures and Net Interest Income Volatility	III.16
3.6	Credit Risk Measures and Related Information	III.17

4.1	Market Area Unemployment Rates	IV.9
4.2	Pricing Characteristics and After-Market Trends Recent Conversions Completed (Last Three Months)	IV.18
4.3	Market Pricing Comparatives	IV.19
4.4	Public Market Pricing	IV.25

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.1

I. OVERVIEW AND FINANCIAL ANALYSIS

Introduction

Franklin Federal Savings Bank (“Franklin Federal” or the “Bank”), chartered in 1933, is a federally-chartered capital stock savings Bank headquartered in Glen Allen, Virginia In 2001, Franklin Federal reorganized into the mutual holding company structure, forming Franklin Financial Corporation MHC (the “MHC”). The principal activity of the MHC is ownership of Franklin Federal. Franklin Federal serves the Richmond metropolitan area through the main office in Glen Allen, Virginia, which has a full service branch office, and seven other full service branch offices. A map of Franklin Federal’s office locations is provided in Exhibit I-1. Franklin Federal is a member of the Federal Home Loan Bank (“FHLB”) system and its deposits are insured up to the maximum allowable amount by the Federal Deposit Insurance Corporation (“FDIC”). As of September 30, 2010, the MHC had consolidated total assets of $971.1 million, total deposits of $647.1 million and total equity of $126.8 million, equal to 13.1% of total assets. The MHC’s audited financial statements are included by reference as Exhibit I-2.

Plan of Conversion

On September 16, 2008, as amended and restated on October 26, 2010, the Board of Directors of the Bank and the MHC, a mutual holding company that owns all of the outstanding shares of common stock of FFC, Inc. (“FFC”), which is the parent company and 100% owner of the common stock of Franklin Federal, adopted the plan of conversion, whereby the MHC will convert to stock form. As a result of the conversion, FFC will be succeeded by a Virginia corporation with the name of Franklin Financial Corporation (“Franklin Financial” or the “Company”). Following the conversion, the MHC and FFC will no longer exist. For purposes of this document, the existing consolidated entity will hereinafter be referred to as Franklin Financial or the Company. As explained more fully below, the assets and liabilities of the MHC will be contributed to Franklin Financial.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.2

Franklin Financial will offer 100% of its common stock to qualifying depositors of Franklin Federal in a subscription offering and, if necessary, to members of the general public through a community and/or a syndicated community offering. Going forward, Franklin Financial will own 100% of Franklin Federal’s stock, and Franklin Federal will initially be Franklin Financial’s sole subsidiary (there are no plans to create other subsidiaries of Franklin Financial). A portion of the net proceeds received from the sale of common stock will be used to purchase all of the then to be issued and outstanding capital stock of the Bank, and the balance of the net proceeds will be retained by the Company.

Following the MHC reorganization, the Bank has contributed funds to the MHC for the purpose of making investments in corporate debt and equity securities, including in the financial services sector. The MHC also funded purchases of corporate debt and equity securities with a $10 million intercompany loan from the Bank. At fiscal year end 2007, the MHC maintained $54.5 million in assets. Comparatively, as of September 30, 2010, that balance had declined to $29.5 million given that the crisis in the financial services sector led to substantially lower market values and losses in this available for sale portfolio. Upon completing the stock conversion, the current portfolio of equity and debt securities will become investments of the holding company as the MHC assets are contributed to the Company and the intercompany loan will be repaid. Also, the MHC has a $5.3 million investment in bank owned life insurance (“BOLI”) which was required since the BOLI investment exceeded the regulatory limit as a percent of capital at the Bank level. Upon completing the conversion, the MHC may transfer the BOLI back to the Bank for consideration of equal value – there is no impact of this BOLI transfer and loan repayment on the consolidated financial statements.

Concurrent with the conversion, the Company will contribute Franklin Financial common stock and cash to The Franklin Federal Foundation (the “Foundation”), an existing charitable foundation established by the Bank. The common stock contribution will be in an amount equal to 3.0% of the shares of common stock issued in the offering, and the cash contribution will be equal to 1.0% of the gross proceeds raised in the conversion offering. The purpose of the Foundation is to provide financial support to charitable organizations in the communities in which the Bank operates. The dilutive impact of the contribution to the Foundation has been factored into this appraisal.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.3

Strategic Overview

As described more fully herein, the Company’s strategy has been somewhat unique given its high proportion of investments in equity securities (including MHC level investments), significant emphasis in land and land development and construction lending (including purchasing participations), no checking account offerings which results in a high level of funding with certificates of deposit (“CDs”), and limited offerings of non-traditional financial products and services. The limited deposit offerings, large loan size and high investments level has resulted in a low level of operating expenses. While this strategy contributed to relatively strong profitability up until the recent recession, the financial services sector crisis, pronounced decline in home sales and significant devaluation in property values has resulted in significant loan delinquencies and loan loss provisions as well as considerable market valuation losses on the investment portfolio. Despite such losses, the Company has maintained a strong equity position and strong balance sheet liquidity.

Franklin Financial maintains a local community banking emphasis, with a primary strategic objective of meeting the borrowing and savings needs of its local customer base. Historically, the Bank operated under a relatively traditional thrift operating strategy, in which 1-4 family residential mortgage lending was funded through retail deposits. In the past decade, the Bank emphasized lending diversification due to the highly competitive environment for such conforming residential mortgage lending.

In recent years, the proportion of loans to assets has increased, until 2010, as the Bank has reduced the historically high level of investment securities and mortgage-backed securities (“MBS”). The decllne has been attributable to the maturity and sale of a large portion of the investments, but also due to the de-valuation of investments available for sale (“AFS”) and other than temporary impairment (“OTTI”) on certain investments. As a result, the loans/deposits ratio increased from 63% at fiscal year end 2006 to 78% fiscal year end 2009. The loans/deposits retrenched in 2010 to 74% as a result of reduced loan demand in the struggling economy and as the Bank limited its lending in the higher risk land and land development and construction lending, while the Bank increased its level of liquidity.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.4

The residential lending volume has been modest in recent years, due to the commoditization of the residential mortgage lending initially and subsequently due to reduced market demand for such lending since the onset of the recent recession. Multifamily lending volume has substantially diminished as demand has diminished and given the Bank’s conservative underwriting requirements.

Due to the commoditization of residential mortgage lending, and in order to increase loan yields, during this past decade the Company has pursued a more diversified lending strategy to facilitate loan growth. The initial focus of the lending diversification was the origination of land and land development and construction loans in the central region of Virginia, which included speculative construction loans, builder lines of credit and land and land development loans with established builders and developers. With the onset of the credit crisis and national recession that began in the second half of 2008, the Company’s lending markets have been adversely impacted as rising inventories of unsold homes have depressed housing prices and substantially curtailed demand for new home construction. As a result of the slowdown in the regional housing market, the Company experienced deterioration in the credit quality, particularly in the construction and land and land development portfolios. Accordingly, the Company has substantially curtailed its construction and land and land development lending, with the majority of such lending reflecting the honoring of commitments. The lending fiscal year peak of such loans was in 2008 at one-third of the portfolio, but has since declined, in part due to provision or recognition of losses, to less than a quarter of the portfolio.

Since 2004, the Company has emphasized the origination of nonresidential real estate loans, which now exceeds one-third of the portfolio. Although some areas have seen a pronounced rise in nonresidential real estate loans, the Bank’s portfolio appears to be performing well in the aggregate, and the Bank has been emphasizing relatively conservative underwriting standards.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.5

The Company’s investment portfolio has become a less significant component of interest-earning assets. The investment portfolio currently consists of U.S. Government and agency securities, MBS and collateralized mortgage obligations (“CMOs”), corporate bonds, corporate equities and FHLB stock (note – this includes the MHC’s investment portfolio which will be transferred to Franklin Financial upon completion of the conversion). As noted, the Company experienced significant losses in its investment portfolio beginning in fiscal 2008, which were related to its holdings of corporate bond and mortgage funds and equity securities. The Company’s equity securities portfolio consists substantially of common stock holdings of financial services companies – including stocks of financial services companies, community banks, and larger regional banks and national banking companies – several of which have declined significantly in value from the original investment. For the fiscal years ended September 30, 2008, 2009 and 2010, Franklin Financial recorded net other-than-temporary impairment (“OTTI”) charges of $16.5 million, $20.0 million and $7.6 million, respectively. The Company also recorded a $24.1 million loss on sale of investment securities during the fiscal year ended September 30, 2008.

Retail deposits have consistently served as the primary interest-bearing funding source for the Company. Deposit products offered by the Company have historically been limited to savings account deposits and CDs. Thus, deposit costs tend to be relatively high for the Company given the absence of lower cost transaction account product offerings and the need to compete for deposits through offering attractive rates, as well as accessible branch locations and good customer service. In 2008, the Company introduced a money market checking account, which allows for up to six withdrawals per month. The Company plans to use the money market checking account as a stepping stone to introducing full service checking account products within the next two years. The Company utilizes borrowings as a supplemental funding source to facilitate management of funding costs and interest rate risk. FHLB borrowings have generally been the only source of borrowings utilized by the Company.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.6

Franklin Financial’s earnings base is largely dependent upon net interest income and operating expense levels. Overall, Franklin Financial’s operating strategy has resulted in relatively low levels of net interest income, due to narrow interest rate spreads, currently reflecting narrow interest rate spreads reflecting the high concentration of lower yielding investments and higher funding costs. Non-interest income from non-traditional financial services is also relatively low. At the same time, this strategy, coupled with large average loan balances has resulted in a relatively low level of operating expenses which results in a favorable efficiency ratio by industry standards. Earnings in recent years have been depressed by OTTI charges and increases in the loan loss provisions established to address deterioration in credit quality and the economic downturn in the Company’s lending markets. From a valuation perspective, we have adjusted earnings to exclude what are viewed to be non-recurring earnings from earnings to arrive at a core valuation earnings base.

The post-offering business plan reflects a continuing of strategies that will facilitate transformation towards becoming a full service community bank, pursuant to which asset growth will be driven by growth of the diversified loan portfolio funded by retail deposits and borrowings. Over time, the Company plans to reduce the concentration of CDs as new deposit products and services are introduced that will support growth of transaction deposits including checking account deposits. As noted earlier, the capital raised through the conversion will facilitate the ability to acquire the checking account platform through acquisition of other banking companies, positioning for the immediate rollout of these products through Franklin Federal’s branches, rather than incurring the start-up cost and time required for building the platform internally. Contemplated growth strategies are expected to improve interest rate spreads, as well as generate additional revenues from sources of non-interest operating income. While the Company’s implementation of a fairly streamlined operating strategy has supported containment of operating expenses, it has also limited revenues derived from sources of non-interest operating income.

The Board of Directors has elected to complete a mutual-to-stock conversion to improve the competitive position of Franklin Financial. The capital realized from the stock offering will increase the operating flexibility and overall financial strength of Franklin Financial. The additional capital realized from stock proceeds will increase

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.7

liquidity to support funding of future loan growth and other interest-earning assets. Franklin Financial’s higher capital position resulting from the infusion of stock proceeds will also serve to reduce interest rate risk, particularly through enhancing the Company’s interest-earning-assets to interest-bearing-liabilities (“IEA/IBL”) ratio. The additional funds realized from the stock offering will provide an alternative funding source to deposits and borrowings in meeting the Company’s future funding needs, which may facilitate a reduction in Franklin Financial’s funding costs. The Company’s strengthened capital position following the conversion will also support expansion of its banking franchise through introduction of new products and services, such as full service checking account products and on-line banking. As noted, Franklin Financial’s will also be in a better position to take advantage of expansion opportunities through acquisition of other community banks that have a platform for offering checking accounts and other financial services given the strengthened capital position and the ability to offer stock as consideration. At this time, the Company has no specific plans for expansion other than through organic growth. The projected uses of proceeds are highlighted below.

•

Franklin Financial Corporation. The Company is expected to retain up to 50% of the net offering proceeds. At present, funds maintained by the Company, net of the loan to the newly formed employee stock ownership plan (“ESOP”) and the cash contribution to the Foundation, are expected to be initially invested into liquid funds, common stock equities of other financial services companies and to repay a $10 million inter-company loan made from Franklin Federal to the MHC. Over time, the funds may be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock, and the payment of cash dividends.

•

Franklin Federal. Approximately 50% of the net stock proceeds will be infused into the Bank in exchange for all of the Bank’s newly issued shares of common stock. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds, and are expected to be primarily utilized to fund loan growth over time.

Overall, it is the Company’s objective to pursue growth that will serve to increase returns, while, at the same time, growth will not be pursued that could potentially compromise the overall risk associated with Franklin Financial’s operations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.8

Balance Sheet Trends

Table 1.1 shows the Company’s historical balance sheet data for the past five fiscal years. From fiscal year end 2006 through fiscal year end 2010, Franklin Financial’s assets decreased at a 0.3% annual rate, although the assets peaked at over $1.0 billion at fiscal year end 2009, before declining in 2010 as management sought to slightly deleverage the balance sheet through a partial repayment of high cost borrowings in the face of reduced capital from three years of losses and rising short-term liquidity. Perhaps the most significant balance sheet change over the period was a decrease in investment securities largely offset by increases in cash and cash equivalents and mortgage-backed securities, but most especially loans receivable. A summary of Franklin Financial’s key operating ratios for the past five fiscal years is presented in Exhibit I-3.

Franklin Financial’s loans receivable portfolio increased at a 6.6% annual rate over the period, peaking at fiscal year end 2009 followed by a decline in fiscal year 2010 to $477.0 million as loan originations diminished, loans were repaid and construction and land and land development loans were curtailed to meet new regulatory restrictions. Loan growth combined with a slight decrease in assets served to increase the loans-to-assets ratio from 37.6% at fiscal year end 2006 to 49.1% at fiscal year end 2010. The Company also maintained $2.8 million of loans held for sale at September 30, 2010, which consists of 1-4 family loan originations reflecting the modest originations for secondary market sale, which peaked during the period at $14.2 million at fiscal year end 2007 before volume dipped in the subsequent recessionary environment.

Trends in the Company’s loan portfolio composition over the past five fiscal years show a decreasing concentration of construction and land and development loans, as such loans have been de-emphasized with the downturn of regional housing market, and an increasing concentration of income producing property loans, particularly multi-family and nonresidential real estate loans. Construction and land and land development loans, which accounted for the largest concentration of the loan portfolio at fiscal year end 2006, decreased from 40.8% of total loans at fiscal year end 2006 to 22.4% of total loans at fiscal year end 2010. Comparatively, income producing

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.9

Table 1.1

Franklin Financial Corporation

Historical Balance Sheet Data

	2006		2007		2008		2009		2010		9/30/06- 9/30/10 Annual. Growth Rate
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)
Total Amount of:
Assets	$984,018	100.00%	$998,257	100.00%	$996,879	100.00%	$1,009,596	100.00%	$971,055	100.00%	-0.33%
Cash and cash equivalents	24,331	2.47%	54,045	5.41%	34,829	3.49%	62,783	6.22%	97,909	10.08%	41.63%
Investment in certificates of deposit	—	0.00%	—	0.00%	13,242	1.33%	5,326	0.53%	—	0.00%	0.00%
Investment securities	452,691	46.00%	393,006	39.37%	205,085	20.57%	189,918	18.81%	162,904	16.78%	-22.55%
Mortgage-backed securities	63,079	6.41%	58,402	5.85%	195,993	19.66%	174,550	17.29%	149,257	15.37%	24.03%
Loans receivable, net	370,165	37.62%	416,315	41.70%	470,016	47.15%	507,012	50.22%	477,035	49.13%	6.55%
Loans held for sale	11,702	1.19%	14,186	1.42%	320	0.03%	140	0.01%	2,781	0.29%	-30.18%
FHLB Stock	12,579	1.28%	11,172	1.12%	12,102	1.21%	13,510	1.34%	12,542	1.29%	-0.07%
Bank-Owned Life Insurance	27,235	2.77%	28,000	2.80%	29,369	2.95%	29,507	2.92%	30,430	3.13%	2.81%
Deposits	$589,697	59.93%	$625,059	62.62%	$635,603	63.76%	$647,362	64.12%	$647,127	66.64%	2.35%
FHLB advances	240,000	24.39%	210,000	21.04%	230,000	23.07%	230,000	22.78%	190,000	19.57%	-5.67%
Equity	$140,049	14.23%	$147,282	14.75%	$122,213	12.26%	$123,638	12.25%	$126,769	13.05%	-2.46%
Loans/Deposits		62.77%		66.60%		73.95%		78.32%		73.72%
Full Service Banking Offices Open	7		7		7		7		8

(1)	Ratios are as a percent of ending assets.

Sources: Franklin Financial’s prospectus, audited and unaudited financial statements and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.10

multi-family and nonresidential real estate loans, which accounted for the largest concentration of the loan portfolio at fiscal year end 2010, increased from 28.9% of total loans at fiscal year end 2006 to 50.9% at fiscal year end 2010. The concentration of 1-4 family loans in the loan portfolio increased from 26.7% at fiscal year end 2006 to a peak ratio of 33.0% at fiscal year end 2008 and then decreased to 26.0% of total loans at fiscal year end 2010, as the Company’s general philosophy of selling conforming 1-4 loan originations has resulted in a decline in the 1-4 family loan portfolio since fiscal year end 2008. Other types of lending has been limited, consisting substantially of consumer and commercial business loans which equaled 0.6% of total loans at fiscal year end 2010, as compared to 3.6% at fiscal year end 2006.

The intent of the Company’s investment policy is to provide adequate liquidity and to generate a favorable return within the context of the overall credit and interest rate risk objectives. It is anticipated that proceeds retained at the holding company level will primarily be invested into investments with short-term maturities and common stock equities of other financial institutions. Over the past five fiscal years, the Company’s level of cash and investment securities (inclusive of FHLB stock) ranged from a high of 56.2% of assets at fiscal year end 2006 to a low of 43.5% of assets at fiscal year end 2010. The general downward trend in the concentration of assets maintained in cash and investment reflects the loan growth strategy to improve asset yields, as well as the de-valuation of investments, sales of securities and OTTI losses. As of September 30, 2010, the Company’s holding of investment securities consisted of agency MBS ($35.0 million), agency CMOs ($93.3 million), corporate equity securities ($22.8 million), corporate debt securities ($119.3 million), municipal bonds ($20.8 million) and non-agency CMOs ($20.9 million). As of September 30, 2010, $276.6 million of investment securities were held as available for sale, versus a carrying value of $266.5 million, and $35.5 million of investment securities were held to maturity. Other investments held by Company at September 30, 2010 consisted of $12.5 million of FHLB stock. The Company also held cash and cash equivalents amounting to $97.9 million or 10.1% of assets at September 30, 2010, 2010, which was at a relatively high level compared to historical levels of cash and cash equivalents that have been maintained by the Company.

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With the onset of the liquidity and credit crisis in the second half of calendar 2008, the Company experienced significant declines in the market values of its investment holdings. During the fiscal years ended September 30, 2010, 2009 and 2008, the Company recognized total impairment charges of $7.6 million, $20.0 million and $16.5 million, respectively, on debt and equity securities. Impairment charges for 2010 consisted of $3.8 million on non-agency CMOs and $3.8 million on equity securities. Impairment charges for 2009 consisted of $9.3 million on non-agency CMOs and $10.7 million on equity securities. Impairment charges for 2008 consisted of $3.2 million on non-agency CMOs, $5.3 million on corporate bonds and $8.0 million on equity securities. The Company also recorded a $24.1 million loss on the sale of investment securities during fiscal 2008. OTTI losses on debt securities in 2010 were entirely attributable to the Company’s holdings of non-agency CMOs. At September 30, 2010, average delinquency rates for the collateral supporting the Company’s portfolio of non-agency CMOs were 16.4% compared to 15.5% at September 30, 2009 and a peak ratio of 16.7% in March 2010. OTTI losses on equity securities in 2010 were primarily the result of depressed prices for the stocks of various banking companies owned (none of which represent beneficial ownership).

The Company’s investment in BOLI policies, which cover the lives of certain employees of the Company, has been made to provide funding for the benefit plans of the covered individuals. The life insurance policies earn tax-exempt income through cash value accumulation and death proceeds. As of September 30, 2010, the cash surrender value of the Company’s BOLI equaled $30.4 million.

Over the past five fiscal years, Franklin Financial’s funding needs have been addressed through a combination of deposits, borrowings and internal cash flows. Over the period, the Company’s deposits increased at a 2.4% annual rate. Total deposits trended higher from fiscal year end 2006 through fiscal year end 2009, followed by a nominal decrease during fiscal 2010. Overall, total deposits increased from $589.7 million or 59.9% of assets at fiscal year end 2006 to $647.1 million or 66.6% at fiscal year end 2010. CDs comprise the largest portion of deposit composition, but the proportion has decreased in recent years due to growth of money market savings and money market checking and a gradual reduction in higher cost CDs. CDs comprised 58.8% of total deposits at fiscal year end 2010, versus 73.3% of total deposits at fiscal year ended 2008.

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Borrowings serve as an alternative funding source to address funding needs for growth and to support management of deposit costs and interest rate risk. Over the period, borrowings decreased at a 5.7% annual rate. Deposit growth and an increase in liquidity as lending volume declined facilitated the pay down of borrowings. Overall, borrowings declined from $240.0 million, or 24.4% of assets at fiscal year end 2006, to $190.0 million, or 19.6% of assets, at fiscal year end 2010. The Company’s utilization of borrowings has been limited to FHLB advances during the past five fiscal years. The future reduction of borrowings is expected to be slow (absent prepayment) given the longer term of the remaining advances.

The Company’s equity decreased at a 2.5% annual rate from fiscal year end 2006 through fiscal year end 2010, as the Company recorded net losses during the past three fiscal years. The Company’s equity/assets ratio dropped from 14.23% at September 30, 2006 to 12.25% September 30, 2009 when large losses on sale of investment securities as well as OTTI losses had been realized for two years. Subsequently, the capital ratio has increased to 13.05% as of September 30, 2010, despite the small operating loss for the year. The fluctuation in the market value of securities available for sale has had an impact on the Company’s equity position. For example, the Company’s equity position increased by $1.4 million during fiscal year 2009 despite a $7.3 million in reported net loss, with the difference being attributable to the rise in the market value of securities available for sale. Modest asset shrinkage in 2010 also contributed to the increase in the equity/assets ratio. All of the capital is tangible capital, and Franklin Federal maintained capital surpluses relative to all of its regulatory capital requirements at September 30, 2010. The addition of stock proceeds will serve to strengthen the Company’s capital position, as well as support growth opportunities. At the same time, Franklin Financial’s return on equity (“ROE”) will initially be depressed following the pro forma equity increase from the conversion.

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Income and Expense Trends

Table 1.2 shows the Company’s historical operating results for the past five fiscal years, ranging from a net loss of $21.7 million, or 2.13% of average assets, in fiscal 2008 to net income of $9.5 million, or 0.94% of average assets, in fiscal 2007. For the fiscal year ended 2010, the Company reported a net loss of $1.1 million, or 0.11% of average assets. While the fundamental components of the Company’s earnings have generally had favorable trends – net interest income and non-interest expense (operating expense) – the operating results have been adversely impacted by some unusual factors. Specifically, over the past three fiscal years, the Company has reported net losses as a result of OTTI charges, losses on the sale of investment securities and increases in loan loss provisions. From a valuation perspective, adjustments will be made to reported earnings to arrive at a core earnings basis. At the same time, given the composition of the balance sheet, these factors may continue to have a volatile impact on earnings.

Over the past five fiscal years, the net interest income to average assets ratio ranged from a low of 1.65% during fiscal 2007 to a high of 2.44% during fiscal 2010, which is relatively low by industry standards. The narrow interest rate spreads reflects the balance sheet composition and trends referenced earlier. The positive trend in the net interest income ratio since fiscal 2007 reflects the favorable impact that the decline short-term interest rates and resulting steeper yield curve has had on the interest rate spread. Additionally, interest rate spreads have been favorably impacted by changes in the IEA/IBL composition towards higher concentrations of loans and deposits and favorable shifts in composition in those respective portfolios. The interest rate spread increased from 1.22% during fiscal 2007 to 2.32% during fiscal 2010, which was the result of a more significant decline in funding costs relative to yields earned on interest-earning assets. The Company’s net interest rate spreads and yields and costs for the past five fiscal years are set forth in Exhibits I-3 and I-5.

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Table 1.2

Franklin Financial Corporation

Historical Income Statements

	For the Fiscal Year Ended September 30,
	2006		2007		2008		2009		2010
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)
Interest income	$49,527	5.34%	$57,156	5.67%	$56,620	5.55%	$53,117	5.16%	$48,617	4.91%
Interest expense	(33,213)	-3.58%	(40,493)	-4.02%	(38,363)	-3.76%	(33,478)	-3.25%	(24,335)	-2.46%

Net interest income	$16,314	1.76%	$16,663	1.65%	$18,257	1.79%	$19,639	1.91%	$24,282	2.44%
Provision for loan losses	(500)	-0.05%	(300)	-0.03%	(1,154)	-0.11%	(3,843)	-0.37%	(9,256)	-0.93%

Net interest income after provisions	$15,814	1.71%	$16,363	1.62%	$17,103	1.68%	$15,796	1.53%	$15,026	1.52%
Other operating income	$2,335	0.25%	$2,835	0.28%	$2,285	0.22%	$3,516	0.34%	$2,717	0.27%
Operating expense	(9,902)	-1.07%	(10,554)	-1.05%	(11,867)	-1.16%	(13,729)	-1.33%	(13,631)	-1.38%

Net operating income	$8,247	0.89%	$8,644	0.86%	$7,521	0.74%	$5,583	0.54%	$4,112	0.42%
Non-Operating Income
Gain(loss) on sale of loans	$183	0.02%	$196	0.02%	$199	0.02%	$420	0.04%	$372	0.04%
Gain(loss) on sale of investment securities	2,335	0.25%	3,610	0.36%	(24,105)	-2.36%	6,303	0.61%	2,045	0.21%
Net change in value of call options	0	0.00%	0	0.00%	2,238	0.22%	(50)	0.00%	49	0.00%
Net impairment of investment securities	0	0.00%	0	0.00%	(16,491)	-1.62%	(19,997)	-1.94%	(7,629)	-0.77%

Net non-operating income	$2,518	0.27%	$3,806	0.38%	($38,159)	-3.74%	($13,324)	-1.29%	($5,163)	-0.52%
Net income before tax	$10,765	1.16%	$12,450	1.24%	($30,638)	-3.00%	($7,741)	-0.75%	($1,051)	-0.11%
Income tax provision	(1,938)	-0.21%	(2,982)	-0.30%	8,903	0.87%	426	0.04%	(30)	0.00%

Net income (loss)	$8,827	0.95%	$9,468	0.94%	($21,735)	-2.13%	($7,315)	-0.71%	($1,081)	-0.11%
Adjusted Earnings
Net income	$8,827	0.95%	$9,468	0.94%	($21,735)	-2.13%	($7,315)	-0.71%	($1,081)	-0.11%
Add(Deduct): Net gain/(loss) on sale	(2,518)	-0.27%	(3,806)	-0.38%	38,159	3.74%	13,324	1.29%	5,163	0.52%
Tax effect (2)	957	0.10%	1,446	0.14%	(14,500)	-1.42%	(5,063)	-0.49%	(1,962)	-0.20%

Adjusted earnings	$7,266	0.78%	$7,108	0.71%	$1,924	0.19%	$946	0.09%	$2,120	0.21%
Expense Coverage Ratio (3)	1.64		1.58		1.54		1.43		1.77
Efficiency Ratio (4)	53.2%		54.1%		57.8%		59.3%		50.9%

(1)	Ratios are as a percent of average assets.
(2)	Assumes a 38.0% effective tax rate.
(3)	Expense coverage ratio calculated as net interest income before provisions for loan losses divided by operating expenses.
(4)	Efficiency ratio calculated as operating expenses divided by the sum of net interest income before provisions for loan losses plus other income (excluding net gains).

Sources: Franklin Financial’s prospectus, audited & unaudited financial statements and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.15

Non-interest operating income has been limited, contributor to earnings over the past five fiscal years, reflecting the Company’s limited diversification into non-traditional products and services and since there is no checking account product. Throughout the period shown in Table 1.2, non-interest operating income ranged from a low of 0.22% of average assets during fiscal 2008 to a high of 0.34% of average assets during fiscal 2009, before declining to 0.27% for fiscal 2010. BOLI, customer service fees and charges and miscellaneous other sources constitute the largest sources of non-interest operating income for the Company.

As noted earlier, the large loan size, no checking account product and limited non-traditional products and services has been a favorable aspect in the Company’s profitability. Specifically, operating expenses have been relatively low as a percent of average assets, ranging from a low of 1.05% during fiscal 2007 to a high of 1.38% during fiscal 2010. The increase in the operating expenses reflects the emphasis on loan growth, the opening of a new branch in fiscal 2010 and compliance related costs were among the factors that put upward pressure on the operating expense ratio since fiscal 2006. The slow growth in assets, and recent shrinkage, has contributed to the upward trend in the operating expense ratio as well. Upward pressure will be placed on the Company’s operating expense ratio following the stock offering, due to expenses associated with operating as a publicly-traded company, including expenses related to the stock benefit plans. At the same, the increase in capital realized from the stock offering will increase the Company’s capacity to leverage operating expenses through growth.

Overall, the general trends in the Company’s net interest income ratio and operating expense ratio since 2006 reflect a slight increase in core earnings, as indicated by the Company’s expense coverage ratio (net interest income divided by operating expenses). Franklin’s expense coverage ratio equaled 1.64 times during fiscal 2006, versus a ratio of 1.77 times during fiscal 2010. The increase in the expense coverage ratio resulted from a more significant increase in the net interest income ratio compared to the operating expense ratio. Similarly, Franklin Financial’s efficiency ratio (operating expenses as a percent of the sum of net interest income and other operating

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.16

income) has improved over the period – from 53.2% during fiscal 2006 to 50.9% in fiscal 2010. Both of these ratios suggest that the core earnings power of the Company has improved. The increased capital should further strengthen the core earnings power of the Company over the longer term.

Loan loss provisions have had a more significant impact on the Company’s earnings in recent years, which have been attributable to such factors as deterioration in credit quality, growth of higher risk types of loans and the impact of the economic slowdown in real estate market conditions in the regional lending markets. Over the past five fiscal years, loan loss provisions established by the Company ranged from a low of 0.03% of average assets during fiscal 2007 to a high of 0.93% of average assets during fiscal 2010. As of September 30, 2010, the Company maintained valuation allowances of $13.4 million, equal to 2.81% of net loans receivable and 45.07% of non-accruing loans. Exhibit I-6 sets forth the Company’s loan loss allowance activity during the past three fiscal years.

Non-operating income/(loss) has had a varied impact on earnings over the past five fiscal years, ranging from a non-operating loss equal to 3.74% of average assets during fiscal 2008 to non-operating gains of 0.38% of average assets during fiscal 2007. For fiscal 2010, the Company recorded a non-operating loss of $5.2 million, equal to 0.52% of average assets. The non-operating loss in fiscal 2008 stemmed from losses on the sale of investment securities and OTTI charges, which amounted to $24.1 million and $16.5 million, respectively. Loan sale gains, which have had a relatively modest impact on the Company’s earnings, reflect the sale of fixed rate loan originations to the secondary market for purposes of interest rate risk management. The gains realized through secondary market activities are subject to a certain degree of volatility as well, given the dependence of such gains on the interest rate environment and the strength of the regional housing market. These items will be excluded in determining the core earnings for valuation purposes.

The Company’s effective tax rate ranged from a low of 2.85% during fiscal 2010 to a high of 29.06% during fiscal 2008. As set forth in the prospectus, the Company’s marginal effective statutory tax rate is 38.0%. All non-recurring earnings items have been adjusted based on the 38.0% tax rate.

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Interest Rate Risk Management

The Company uses an interest rate sensitivity analysis to review and manage its interest rate risk. As of September 30, 2010, the interest rate sensitivity analysis indicated that a 2.0% instantaneous and sustained increase in interest rates would result in a 6.2% increase in the present value of equity and a 0.7% increase in projected net interest income (see Exhibit I-7).

The Company pursues a number of strategies to manage interest rate risk, particularly with respect to seeking to limit the repricing mismatch between interest rate sensitive assets and liabilities. The Company manages interest rate risk from the asset side of the balance sheet through selling conforming 1-4 family loan originations to the secondary market, maintaining investment securities as available for sale, maintaining an investment portfolio with varied maturities, building up its liquidity position in the prevailing low interest rate environment and diversifying into other types of lending beyond 1-4 family permanent mortgage loans which consists primarily of shorter term fixed rate loans, floating rate loans or balloon loans. As of September 30, 2010, of the Company’s total loans due after September 30, 2011, ARM loans comprised 5.1% of those loans (see Exhibit I-8). On the liability side of the balance sheet, management of interest rate risk has been pursued through utilizing long-term FHLB borrowings and extending CD maturities through offering attractive rates on certain longer term CDs.

The infusion of stock proceeds will serve to further limit the Company’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase in the Company’s capital position will lessen the proportion of interest rate sensitive liabilities funding assets.

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Lending Activities and Strategy

Historically, Franklin Financial’s lending activities have emphasized the origination of 1-4 family permanent mortgage loans. In recent years, the Company has implemented a more diversified lending strategy which has emphasized income property loans (particularly multi-family and nonresidential real estate loans), construction loans and land and land development loans. With the downturn in real estate market conditions for housing, the Company has substantially curtailed its construction and land and land development lending activities. Going forward, the Company’s lending strategy is to continue to emphasize diversification of the loan portfolio, particularly with respect to growth of multi-family and nonresidential real estate loans. The origination of 1-4 family permanent mortgage loans is expected to remain an active area of lending for the Company, although growth of the 1-4 family loan portfolio will be substantially limited as new loan production is expected to be offset by loan sales of conforming loan originations and repayments on the existing portfolio. Exhibit I-9 provides historical detail of Franklin Financial’s loan portfolio composition over the past five fiscal years and Exhibit I-10 provides the contractual maturity of the Company’s loan portfolio by loan type as of September 30, 2010.

Franklin Financial offers both fixed rate and adjustable rate 1-4 family permanent mortgage loans. Loans are underwritten to secondary market guidelines, as the Company’s general practice has been to sell most conforming loan originations in the secondary market. Loans are generally sold on a servicing released basis. ARM loans offered by the Company have initial repricing terms of three, five or seven years and are indexed to the one year rate for U.S. Treasury notes After the initial repricing period, ARM loans convert to a one-year ARM loan for the balance of the mortgage term. Fixed rate loans are offered for terms of up to 30 years. Residential loans are generated through Company’s in-house lending staff and are substantially secured by properties in the Richmond MSA. As of September 30, 2010, the Company’s outstanding balance of 1-4 family loans equaled $128.7 million, or 26.0% of total loans outstanding.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
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Construction loans originated by the Company consist of loans to finance the construction of 1-4 family residences, multi-family properties and nonresidential real estate. The Company’s 1-4 family construction lending activities include construction/permanent loans as well as speculative loans that are extended to experienced builders in the Company’s market area. Construction loans on 1-4 family properties generally will not exceed the lesser of 90.0% of the appraised value or 100.0% of the direct construction costs. Nonresidential real estate and multi-family construction loans are primarily on properties pre-leased to anchor credit tenants and are originated up to 60.0% of the completed appraised value of the property. For the most recent period multi-family lending has been very limited. Residential and nonresidential construction loans are interest only loans during the construction period. At September 30, 2010, the Company’s largest construction loan was for a commitment of $12.0 million, of which $2.7 million was outstanding. This relationship was performing to its original terms at September 30, 2010. As of September 30, 2010, Franklin Financial’s outstanding balance of construction loans equaled $40.3 million or 8.2% of total loans outstanding.

Land and land development loans consist substantially of loans for properties that will be used for residential development in the Company’s regional lending market. Land and land development loans are generally interest only loans for terms of up to three years. Land development loans are extended up to a maximum loan-to-value (“LTV”) ratio of 75.0% of the appraised value upon completion and land loans are extended up to a maximum LTV ratio of 65.0% of the appraised market value. At September 30, 2010, the Company’s largest land and land development loan had an outstanding balance of $11.4 million and this loan was not performing in accordance with its original terms at September 30, 2010. As of September 30, 2010, Franklin Financial’s outstanding balance of land and land development loans equaled $70.5 million or 14.3% of total loans outstanding.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
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The balance of the mortgage loan portfolio consists of nonresidential real estate and multi-family loans, which are collateralized by properties in the Company’s regional lending area. Franklin Financial originates nonresidential real estate and multi-family loans up to a maximum LTV ratio of 80.0% and requires a minimum debt-coverage ratio of 1.3 times. Nonresidential real estate and multi-family loans are generally offered as fixed rate loans with amortization terms of up to 30 years, which have balloon terms of up to ten years. Properties securing the nonresidential real estate and multi-family loan portfolio include office buildings, shopping centers, other retail properties, industrial use buildings, apartment buildings, hotels, mini-storage facilities and parking facilities. As of September 30, 2010, the Company’s largest outstanding nonresidential real estate/multi-family loan had an outstanding balance of $10.0 million, which was originated in April 2010 and is secured by a first deed of trust on a hotel, and was performing in accordance with its terms at September 30, 2010. As of September 30, 2010, the Company’s outstanding balance of nonresidential real estate and multi-family loans totaled $251.6 million equal to 50.9% of total loans outstanding.

Franklin Financial’s diversification into non-mortgage loans has been limited and is not an area of lending emphasis for the Company. A mix of commercial business and consumer loans constitute the Company’s non-mortgage loan portfolio. As of September 30, 2010, Franklin Financial’s outstanding balance of non-mortgage loans equaled $3.0 million, or 0.6% of total loans outstanding.

Exhibit I-11 provides a summary of the Company’s lending activities over the past three fiscal years. Total loans originated trended lower over the past three fiscal years, decreasing from $215.6 million during fiscal year 2008 to $158.5 million in fiscal 2009 and $104.6 million in fiscal 2010. Lending volumes for all loan types were lower in fiscal 2010 compared to fiscal 2009, while most of the decrease in loan volume for fiscal 2009 compared to fiscal 2008 was attributable to a significant decrease in originations of land and land development loans. Originations of income property loans (particularly multi-family and nonresidential real estate loans) constituted the most active area of lending for the Company during the past three fiscal years, with originations totaling $160.3 million or 33.5% of total loans originated. Originations of 1-4 family permanent mortgage loans was the second most active lending area for the Company during the past three fiscal years, with originations totaling $122.3 million, or 25.6% of total loans originated. The Company recorded a net increase in loans in fiscal years 2008 and

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2009, which was followed by a decrease in net loans receivable during fiscal year 2010 as total loans originated were more than offset by principal repayments, loan sales, charge-offs, foreclosed loans transferred to real estate owned and other items consisting of deferred loan fees, the allowance for loan losses and loans in process.

Asset Quality

Historically, the Company’s credit quality measures implied limited credit risk exposure, as highlighted by the favorably low ratios maintained for non-performing loans and non-performing assets during the fiscal years ended 2006 through 2008. However, more recently, the Company has experienced credit quality deterioration. The Company’s lending markets have been negatively impacted by the recession, as evidenced by falling home prices, rising inventories of unsold homes and increased foreclosures. During the past five fiscal years, the Company’s balance of non-performing assets ranged from a low of 0.07% of assets at fiscal year end 2007 to a high of 4.26% of assets at fiscal year end 2010. In light of the very weak market for new housing, credit quality deterioration has been most evident in the Company’s portfolio of land and land development loans. As shown in Exhibit I-12, non-performing assets at September 30, 2010, consisted of $28.5 million of non-accruing loans, $1.2 million of accruing loans past due 90 days or more and $11.6 million or real estate owned. At September 30, 2010, land and land development loans accounted for $14.7 million of non-accrual loans, $1.1 million of accruing loans past due 90 days or more and $7.8 million of real estate owned. The Company’s largest non-performing loan at September 30, 2010 had a balance of $11.4 million, which is a loan on a mixed use development on 257 acres in Charlottesville, Virginia that, as proposed, will contain 80,000 square feet of retail space, a 280 unit apartment complex and over 300 attached and detached single family lots. Exhibit I-13 provides a summary description of non-performing loans held by the Company at September 30, 2010.

To track the Company’s asset quality and the adequacy of valuation allowances, Franklin Financial has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Classified assets are reviewed monthly by senior management and the Board. Pursuant to these procedures, when needed,

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the Company establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets. To address deterioration in credit quality and the downturn in local economic and real estate market conditions, the Company significantly increased the amount of loan loss provisions established during the past three fiscal years. Loan loss provisions established during fiscal years 2008, 2009 and 2010 equaled $1.2 million, $3.8 million and $9.3 million, respectively. As of September 30, 2010, the Company maintained loan loss allowances of $13.4 million equal to 2.81% of net loans receivable and 47.01% of non-accruing loans.

Funding Composition and Strategy

Deposits have consistently served as the Company’s primary funding source and at September 30, 2010, deposits accounted for 77.3% of the Company’s interest-bearing funding composition. Exhibit I-14 sets forth the Company’s deposit composition for the past three fiscal years and Exhibit I-15 provides the interest rate and maturity composition of the CD portfolio at September 30, 2010. CDs constitute the largest component of the Company’s deposit composition, although the concentration of CDs comprising total deposits has decreased in recent years due to a decline in CDs and growth of transaction and savings account deposits. As of September 30, 2010, the CD portfolio totaled $380.4 million or 58.8% of total deposits, versus comparable measures of $465.6 million or 73.3% of total deposits at fiscal year end 2008. CDs with scheduled maturities of one year or less comprised 66.6% of the Company’s CDs at September 30, 2010. As of September 30, 2010, jumbo CDs (CD accounts with balances of $100,000 or more) amounted to $102.9 million or 27.0% of total CDs. The Company did not hold any brokered deposits at September 30, 2010.

The Company maintained $266.7 million of savings and money market account deposits at September 30, 2010, which equaled 41.2% of total deposits. Comparatively, core deposits equaled $170.0 million, or 26.7% of total deposits at fiscal year end 2008. Since fiscal year end 2008, money market savings and money market checking account deposits have been the sources of core deposit growth for the Company. The Company currently does not offer a regular checking account deposit product.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.23

Borrowings serve as an alternative funding source for the Company to facilitate management of funding costs and interest rate risk. The Company maintained $190.0 million of FHLB advances, which consisted of long-term borrowings that mature in 2014 through 2026. FHLB advances held by the Company include $110.0 million of which are convertible at various times during 2012, at the FHLB’s option, into three-month LIBOR-based floating rate borrowings beginning on specified dates or on any quarterly interest payment dates thereafter. If the FHLB converts the borrowing, the Company may elect to prepay all or part of the borrowing without a prepayment fee on the conversion date or any subsequent quarterly interest reset date. Exhibit I-16 provides further detail of the Company’s borrowings activities during the past three fiscal years.

Financial Services and Subsidiaries

Franklin Financial offers non-deposit investment products through its partnership with a third-party registered broker dealer, PrimeVest Financial Services, Inc. (“PrimeVest”). Investment products offered through PrimeVest include mutual funds, debt, equity and government securities, retirement accounts, insurance products and fixed and variable annuities.

Franklin Federal’s active subsidiaries are Franklin Service Corporation and six limited liability companies formed to acquire and manage other real estate owned. Franklin Financial Service Corporation acts as trustee on deeds of trust on loans made by Franklin Federal.

Legal Proceedings

Franklin Financial is not currently party to any pending legal proceedings that the Company’s management believes would have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

RP® Financial, LC.	MARKET AREA
II.1

II. MARKET AREA

Introduction

Franklin Financial serves the Richmond metropolitan area through the main office in Glen Allen, Virginia, which includes a full service branch office, and seven other full service branch offices. Four of the branch offices are located in the city of Richmond, with the other 3 branches located in Henrico, Hanover, and Chesterfield Counties. Exhibit II-1 provides information on the Company’s office properties.

The primary market area served by the Company is a mix of urban and suburban markets. As the capital of Virginia, Richmond and the broader metropolitan area have a fairly diversified economy, with services, state and local government and wholesale/retail trade constituting the primary sectors of employment. The competitive environment includes a large number of thrifts, commercial banks, credit unions and other financial services companies, some of which have a national presence.

Future growth opportunities for the Company depend on the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment. These factors have been briefly examined to help determine the growth potential that exists for the Company and the relative economic health of the Company’s market area.

National Economic Factors

The future success of the Company’s operations is partially dependent upon national economic factors and trends. In assessing national economic trends over the past few quarters, positive trends in the economic recovery continued in the second quarter of 2010 as manufacturing activity and retail sales were up in April. The April employment report showed employers added 290,000 jobs, which was more than expected. At the same time, the April unemployment rate increased to 9.9%. Single-family housing starts surged in April, as builders stepped up production ahead of the April 30 deadline for sales qualifying for a federal tax credit. Likewise, sales of existing and new homes showed healthy increases in April, which was also believed in a large

RP® Financial, LC.	MARKET AREA
II.2

part related to home buyers seeking to take advantage of the federal tax credit that was due to expire at the end April. Orders for durable goods rose 2.9% in April, while consumer spending remained flat in April. Manufacturing in the U.S. grew at a brisk pace in May and the service sector continued to expand in May as well. However, the employment report for May was weaker than expected, as almost all of the new jobs added in May were due to census hiring. The unemployment rate for May fell to 9.7%. Housing data for May also suggested that the economic recovery was losing steam, as sales of new and existing homes declined in May following the expiration of a special tax credits for home buyers. Retail sales and durable-goods orders also dropped in May.

Economic data for June 2010 generally showed more signs that the recovery was losing momentum. Manufacturing activity and service sector growth moderated from May to June, while June employment data reflected job losses for the first time in 2010 as payrolls dropped after the government let 225,000 census workers go. The June 2010 unemployment rate edged down to 9.5%, due to a net reduction in job seekers. Wholesale and retail sales declined in June, which translated into a rise in inventories at both the wholesale and retail level. With the expiration of tax credits for home buyers and weak job growth, the housing market stumbled in June. Sales of existing homes fell in June, while new home sales rose in June but remained anemic. Housing starts were down in June, as the inventory of unsold homes rose. The composite index of leading economic indicators also slipped in June from May. Durable goods orders declined in June and second quarter GDP growth slowed to an annual rate of 1.7%.

Economic data at the start of third quarter 2010 continued to show a mixed picture for the economy. Growth in manufacturing activity slowed in July, while service sector activity expanded in July. Employment data for July showed a loss of 131,000 jobs, while the unemployment rate held steady at 9.5%. Retail sales and wholesale production were up slightly in July and the index of leading indicators also showed a modest increase in July. Housing starts were up in July, but single-family housing starts were down in July. Sales of existing homes plunged to 15-year lows in July and new

RP® Financial, LC.	MARKET AREA
II.3

home sales were down sharply in July as well. A weak reading for July durable goods order further underscored that the economy was losing momentum. In contrast to general trends pointing towards a slowing economy, manufacturing activity accelerated in August. At the same time, U.S. job losses continued to mount in August and the national unemployment rate for August edged up to 9.6%. Despite modest improvement in the August housing numbers, the data continued to indicate that the housing market continued to face a long recovery. Increases in business spending and durable-goods orders (excluding transportation) were among the bright spots coming out of the August data.

Manufacturing activity expanded in September 2010 for a 14th straight month, but at a slower rate than the previous month. Comparatively, the service sector expanded at a faster rate in September, allaying fears that the economy would slip back into a recession. The September employment report showed job losses of 95,000, while the unemployment rate held steady at 9.6%. New and existing home sales increased in September, but the overall level of sales remained very weak. Retail sales rose for a third straight month in September, but industrial output for September was down slightly. The index of leading economic indicators rose slightly in September, suggesting the economy would keep growing but slowly. Third quarter GDP grew at a 2.0% annual rate (subsequent revised to 2.5%), which was slightly better than the 1.7% growth rate posted during the second quarter.

The U.S. economy added 151,000 jobs in October as private-sector hiring picked up, but the unemployment rate remained at 9.6%. Manufacturing for October was at its highest level since May and retail sales for October were up for a fourth straight month in October. The index of leading economic indicators rose in October, but the housing sector continued to struggle as existing and new home sales fell in October amid weak demand and concerns about the foreclosure process. Orders for durable goods unexpectedly plunged 3.3% in October, which was the largest drop in 21 months.

RP® Financial, LC.	MARKET AREA
II.4

In terms of interest rates trends over the past few quarters, signs of the economic recovery gaining traction pushed Treasury yields higher at the start of the second quarter of 2010 with the 10-year Treasury note yield increasing to 4.0% in early-April. Treasury yields eased lower in mid-April and then were relatively stable for the balance of April, as the consumer price index for March indicated that inflation remained muted and the Federal Reserve concluded its late-April meeting with keeping its target interest rate near zero. Investors fled to the safety of U.S. Treasury debt in early-May amid worries about possible ripple effects form Greece’s credit crisis, with the yield on the 10-year Treasury note moving below 3.5% during the first week of May. April’s producer price index reflecting a low level of inflation at the wholesale level and concerns about the U.S. economy on news that mortgage delinquencies hit a record in the first quarter furthered the decline in long-term Treasury yields in mid-May. The downward trend in long-term Treasury yields continued into late-May, as investors moved to the safety of Treasury bonds amid worries about the health of the global economy and growing tensions between North and South Korea. After declining in early-June on the weak employment report for May, Treasury yields eased higher into mid-June as investors moved back into stocks. Long-term Treasury yields trended lower in the second half of June, as concerns mounted that the economy might be in for a slowdown. The Federal Reserve concluded its June meeting with a subdued assessment of the economy and affirmed that short-term rates interest rates would remain near zero for an “extended period”. Yields on the 10-year Treasury note moved below 3.0% at the end of June, as investors gravitated toward U.S. debt amid growing concerns about the global economic outlook.

Signs of a slowing economy and tame inflation readings provided for a relatively stable interest rate environment through most of July 2010, while mortgage rates dropped to historic lows. A weak employment report for July continued to support a downward trend in Treasury yields in early-August. Treasury yields dropped to 16-month lows heading into mid-August, as investors bought Treasurys in a flight to safety amid worries over slowing growth. More signs of slower growth continued a slight downward trend in long-term Treasury yields into late-August. Strong reports for manufacturing and service sector activity in August contributed to long-term Treasury yields edging higher during the first half of September. The Federal Reserve concluded its September with no change in its target rate and signaled they were moving towards taking new steps to bolster the economy. The Federal’s statement along with housing data for August indicating a long recovery for the housing market depressed long-term Treasury yields in the second half of September.

RP® Financial, LC.	MARKET AREA
II.5

Treasury yields declined further at the start of fourth quarter of 2010, reflecting growing expectations that the Federal Reserve would start buying more U.S. debt following a disappointing jobs report that showed private employers cut jobs in September. The yield on the 10-year Treasury note dipped below 2.40% in early-October and then edged higher in mid-October following a weak sale of 30-year Treasury bonds. Interest rates stabilized during the second half of October, amid signs that the economy would continue to grow slowly and inflation would remain low. The Federal Reserve’s announcement that it would purchase $600 billion of Treasury bonds to spur the economy pushed long-term Treasury yields lower in early-November, which was followed by an upturn in Treasury yields in mid-November. Stronger than expected retail sales for October and profit taking were noted factors contributing to the decline in Treasury prices. Treasury yields eased lower in late-November amid a flight to safe based on worries about Ireland’s debt problems and North Korea’s attack of a South Korean island. As of November 26, 2010, the bond equivalent yields for U.S. Treasury bonds with terms of one and ten years equaled 0.28% and 2.87%, respectively, versus comparable year ago yields of 0.26% and 3.28%. Exhibit II-2 provides historical interest rate trends.

Based on the consensus outlook of 51 economists surveyed by National Association for Business Economics between October 21 and November 4, 2010, the pace of the U.S. economic recovery will remain steady but slow. The economists expect GDP growth of 2.7% for 2010 followed by slightly slower growth of 2.6% in 2011. The unemployment rate is forecasted to remain elevated at 9.5% or higher through early-2011 and then ease only slightly to 9.2% by the end of 2011. The outlook for housing also remained relatively weak, based on expected housing starts of 720,000 for 2010. The economists said they expect the federal funds rate to remain near zero until late next year and the 10-year Treasury note is expected to yield 3.25% by the end of 2011.

RP® Financial, LC.	MARKET AREA
II.6

Market Area Demographics

Demographic and economic growth trends, measured by changes in population, number of households, age distribution and median household income, provide key insight into the health of the market area served by Franklin Financial (see Table 2.1). Demographic growth trends reflect relatively strong growth in the suburban markets that make up the Richmond MSA, while the city of Richmond has experienced relatively modest growth. From 2000 through 2010, the Richmond MSA had an annual population growth rate of 1.3% which was less than the market area counties’ growth rates over the same time frame such as Henrico County (1.4%), Hanover County (1.6%), and Chesterfield County (1.9%). Comparatively, the city of Richmond recorded a 0.2% annual population growth rate during the past ten years. The Richmond MSA and primary market area counties had higher annual population growth rates than the U.S. and state growth rates of 1.0% and 1.2%, respectively. Growth in households mirrored the population growth rates, ranging from a slight decrease in households in the city of Richmond to an annual growth rate of 2.1% in Chesterfield County. The primary market area is projected to experience slightly lower population and household growth rates over the next five years, except for the city of Richmond which is projected to realize a slight pick-up in population and household growth.

Income levels in the market area tend to reflect the nature of the urban markets served, with higher income levels in the faster growing suburban markets. The greater wealth of the suburban markets is consistent with national trends, in which the white collar professionals who work in the cities generally reside in the surrounding suburbs. Additionally, much of the growth in the white collar jobs in the Richmond MSA has been occurring in suburban markets. The lowest per capita and median household incomes were in the city of Richmond and were well below statewide measures as well, reflecting a higher concentration of blue collar workers, both skilled and unskilled, as well as some areas of poverty. Comparatively, median household income and per capita income for Chesterfield, Hanover, and Henrico Counties exceeded the comparable Virginia measures, while the Richmond MSA as a whole had income measures slightly below the statewide measures. Virginia’s income measures were above the comparable U.S. measures for per capita and median household income. Household income distribution measures further the underscore the greater affluence of the suburban markets, particularly with respect to Hanover County.

RP® Financial, LC.	MARKET AREA
II.7

Table 2.1

Franklin Financial Corporation

Summary Demographic Data

	Year			Growth Rate
	2000	2010	2015	2000-2010	2000-2015
Population (000)
United States	281,422	311,213	323,209	1.0%	0.8%
Virginia	7,079	7,966	8,283	1.2%	0.8%
Richmond MSA	1,097	1,254	1,322	1.3%	1.1%
City of Richmond	198	201	204	0.2%	0.3%
Henrico County	262	301	318	1.4%	1.1%
Hanover County	86	101	106	1.6%	0.9%
Chesterfield County	260	314	336	1.9%	1.4%
Households (000)
United States	105,480	116,761	121,360	1.0%	0.8%
Virginia	2,699	3,045	3,174	1.2%	0.8%
Richmond MSA	425	485	512	1.3%	1.1%
City of Richmond	85	84	85	-0.1%	0.3%
Henrico County	108	123	130	1.3%	1.1%
Hanover County	31	37	38	1.7%	0.9%
Chesterfield County	94	115	124	2.1%	1.4%
Median Household Income ($)
United States	42,164	54,442	61,189	2.6%	2.4%
Virginia	46,729	61,347	70,183	2.8%	2.7%
Richmond MSA	45,964	60,899	69,575	2.9%	2.7%
City of Richmond	31,256	41,556	48,338	2.9%	3.1%
Henrico County	49,193	63,832	73,105	2.6%	2.7%
Hanover County	59,214	76,260	87,139	2.6%	2.7%
Chesterfield County	58,668	75,532	85,408	2.6%	2.5%
Per Capita Income ($)
United States	21,587	26,739	30,241	2.2%	2.5%
Virginia	23,975	30,153	34,997	2.3%	3.0%
City of Richmond	20,337	23,633	27,965	1.5%	3.4%
Richmond MSA	23,195	27,765	32,387	1.8%	3.1%
Henrico County	26,410	30,592	35,602	1.5%	3.1%
Hanover County	25,120	31,608	36,411	2.3%	2.9%
Chesterfield County	25,286	30,919	36,121	2.0%	3.2%

2010 HH Income Dist. (%)	Less Than $25,000	$25,000 to 50,000	$50,000 to 100,000	$100,000+
United States	20.8%	24.7%	35.7%	18.8%
Virginia	17.0%	22.0%	37.7%	23.3%
Richmond MSA	16.2%	22.8%	43.2%	17.8%
City of Richmond	30.3%	26.8%	32.7%	10.2%
Henrico County	12.8%	23.0%	45.9%	18.2%
Hanover County	8.8%	16.9%	44.8%	29.5%
Chesterfield County	8.1%	17.0%	50.1%	24.8%

Sources: SNL and ESRI.

RP® Financial, LC.	MARKET AREA
II.8

Local Economy

The Richmond MSA has a diverse economy that has contributed to the regions stability. As the state capital of Virginia, the Richmond MSA economy benefits from the presence of the state government which in turn filters into the many aspects of the private sector economy. The regional market is home to a number of large corporations including ten Fortune 1000 companies that are headquartered in the region such as Altria Group, Dominion Resources, Genworth Financial, Owens, and CarMax. Healthcare and financial services are major sources of employment in the Richmond area. The Fifth Federal Reserve District is based in Richmond and many commercial banks have regional headquarters in the downtown area. Insurance employment is also prevalent in the Richmond area. Table 2.2 lists the largest employers in the Richmond MSA.

Table 2.2

Franklin Financial Corporation

Richmond MSA Largest Employers

Company	Industry	# of Employees
VCU Health System	Healthcare	7,244
Capital One	Credit Cards	6,828
HCA Inc.	Healthcare	6,679
Dominion Resources	Energy	5,721
Bon Secours Health	Healthcare	5,626
Altria Group	Tobacco Products	4,613
SunTrust Banks	Banking	3,815
Martin’s Food Stores	Supermarkets	3,331
WellPoint Inc.	Insurance	3,050

Source: Richmond Times-Dispatch

RP® Financial, LC.	MARKET AREA
II.9

Employment in services, government, and wholesale/retail trade constitute the basis of the local economy. All of the Company’s markets had the highest percentage of employment in the services sector, followed by wholesale/retail trade in Henrico County, Hanover County, and Chesterfield County. Government was the second largest employment sector in the city of Richmond, reflecting the presence of a large number of state government jobs. Table 2.3 shows employment by employment sector for the city of Richmond, Henrico County, Hanover County, and Chesterfield County, as well as for the state of Virginia.

Table 2.3

Franklin Financial Corporation

Primary Market Area Employment Sectors

(Percent of Labor Force)(1)

		Counties
Employment Sector	Virginia	Richmond (City)	Henrico	Hanover	Chesterfield
		(% of Total Employment)
Services	37.6%	37.2%	39.8%	31.8%	35.2%
Government	17.4%	24.8%	8.2%	9.9%	12.8%
Wholesale/Retail Trade	13.3%	9.4%	16.4%	20.0%	16.4%
Construction	7.2%	NA	5.9%	13.9%	9.8%
Finance/Insurance/Real Estate	8.2%	6.5%	13.8%	7.4%	11.0%
Manufacturing	5.9%	5.3%	4.7%	6.6%	5.7%
Transportation/Utility	3.1%	2.2%	2.5%	2.6%	3.7%
Arts/Entertainment/Rec.	1.8%	1.4%	1.4%	3.8%	2.6%
Agriculture	1.1%	0.0%	0.1%	1.2%	0.1%
Other	4.4%	13.2%	7.2%	2.8%	2.6%

Total	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	As of 2007

Source: REIS DataSource 2007.

RP® Financial, LC.	MARKET AREA
II.10

Local Real Estate Trends

Home prices in the Richmond MSA have fallen in recent years but recently market activity has picked up. The median sales price for existing homes in the region was $220,600 during the third quarter of 2010, up from $208,400 for the third quarter of 2009. According to RealtyTrac, a real estate information provider, the Richmond MSA has experienced a sharp rise in foreclosures. During September 2010, Chesterfield County and the city of Richmond had the most foreclosures in the Company’s market area with 410 and 214 foreclosures, respectively.

The Richmond commercial real estate market showed signs of improvement during the third quarter of 2010, including a decline in the office vacancy rate. The vacancy rate for Richmond office space dropped from 18.5% in the second quarter to 17.6% in the third quarter, but it is still above the 17.1% vacancy rate at the end of the first quarter. The decrease in the office vacancy rate reflects net absorption during the third quarter of 226,128 square feet while third quarter lease rates remained consistent with the second quarter. Third quarter lease rates for Richmond office space averaged $18.11 per square foot, as compared to $18.50 per square foot in the third quarter of 2009. There is currently no new construction of office space in Richmond, which is attributable to the large quantity of office space available throughout the Richmond market.

Unemployment Trends

Comparative unemployment rates for Virginia, the regional area, as well as for the U.S., are shown in Table 2.4. September 2010 unemployment rates for the primary market area ranged from a low of 6.2% for Hanover County to a high of 10.1% for the city of Richmond. With the exception of the city of Richmond, the primary market area counties as well as Virginia maintained lower September 2010 unemployment rates compared to the U.S. unemployment rate of 9.6%. September 2010 unemployment rates for all of the market area counties declined from September 2009, while the September 2010 unemployment rate for the city of Richmond was up slightly from the year ago rate.

RP® Financial, LC.	MARKET AREA
II.11

Table 2.4

Franklin Financial Corporation.

Unemployment Trends (1)

Region	September 2009 Unemployment	September 2010 Unemployment
United States	9.8%	9.6%
Virginia	6.6	6.5
Richmond MSA	7.7	7.5
City of Richmond	10.0	10.1
Henrico County	7.2	6.7
Hanover County	6.6	6.2
Chesterfield County	6.8	6.7

(1)	Unemployment rates have not been seasonally adjusted.

Source: U.S. Bureau of Labor Statistics.

Market Area Deposit Characteristics and Competition

The Company’s retail deposit base is closely tied to the economic fortunes of the Richmond MSA and, in particular, the markets that are nearby to Franklin Financial’s office locations. Table 2.5 displays deposit market trends from June 30, 2005 through June 30, 2010 for the branches that were maintained by the Company during that period. Additional data is also presented for the state of Virginia.

During the five year period covered in Table 2.5, annual deposit growth rates ranged from a low of 4.1% for the city of Richmond to a high of 15.0% for Henrico County. As of June 30, 2010, Franklin Financial was the only savings institution with branch locations in each of the primary market area counties and the city of Richmond. Consistent with the state of Virginia, commercial banks maintained a significantly larger market share of deposits than savings institutions in all of the primary market area counties.

Franklin Financial maintains its largest balance of deposits in Henrico County, where the Company’s main office is located. The Company’s $296.9 million of deposits at the Henrico County branches represented a 0.9% market share of thrift and bank deposits at June 30, 2010. Comparatively, the Company’s largest deposit market share was in Hanover County, with $100.5 million of deposits translating into a 6.5% deposit market share.

RP® Financial, LC.	MARKET AREA
II.12

Table 2.5

Franklin Financial Corporation

Deposit Summary

	As of June 30,						Deposit Growth Rate 2005-2010
	2005			2010
	Deposits	Market Share	# of Branches	Deposits	Market Share	# of Branches
	(Dollars in Thousands)						(%)
Virginia	$155,264,000	100.0%	2,438	$214,271,000	100.0%	2,412	6.7%
Commercial Banks	118,693,000	76.4%	2,259	183,652,000	85.7%	2,369	9.1%
Savings Institutions	36,571,000	23.6%	179	30,619,000	14.3%	43	-3.5%
City of Richmond	$10,424,531	100.0%	62	$16,341,290	100.0%	58	9.4%
Commercial Banks	9,883,859	94.8%	54	16,128,173	98.7%	55	10.3%
Savings Institutions	540,672	5.2%	8	213,117	1.3%	3	-17.0%
Franklin Financial Corp.	223,297	2.1%	3	213,117	1.3%	3	-0.9%
Henrico County	$16,160,795	100.0%	98	$32,473,122	100.0%	105	15.0%
Commercial Banks	15,654,182	96.9%	83	32,176,192	99.1%	102	15.5%
Savings Institutions	506,613	3.1%	15	296,930	0.9%	3	-10.1%
Franklin Financial Corp.	244,901	1.5%	3	296,930	0.9%	3	3.9%
Hanover County	$1,258,491	100.0%	37	$1,536,156	100.0%	38	4.1%
Commercial Banks	1,129,444	89.7%	33	1,435,680	93.5%	37	4.9%
Savings Institutions	129,047	10.3%	4	100,476	6.5%	1	-4.9%
Franklin Financial Corp.	81,118	6.4%	1	100,476	6.5%	1	4.4%
Chesterfield County	$2,765,781	100.0%	86	$3,676,561	100.0%	92	5.9%
Commercial Banks	2,394,164	86.6%	70	3,625,476	98.6%	91	8.7%
Savings Institutions	371,617	13.4%	16	51,085	1.4%	1	-32.8%
Franklin Financial Corp.	31,966	1.2%	1	51,085	1.4%	1	9.8%

Source: FDIC

As implied by the Company’s low market shares of deposits, competition among financial institutions in the Company’s market area is significant. Among the Company’s competitors are much larger and more diversified institutions which have greater resources than maintained by Franklin Financial. Financial institution competitors in the Company’s primary market area include other locally based thrifts and banks, as well as regional, super regional and money center banks. Table 2.6 lists the Company’s largest competitors in the markets currently served by its branches, based on deposit market share as noted parenthetically.

RP® Financial, LC.	MARKET AREA
II.13

Table 2.6

Franklin Financial Corporation.

Market Area Deposit Competitors

Location	Name
Richmond	Bank of America (57.7%)
Wells Fargo (19.6%)
SunTrust (9.9%)
Franklin Financial (1.3%)
Rank: 6th

Henrico County	Capital One Bank (85.0%)
Wells Fargo (4.5%)
BB&T (2.1%)
Franklin Financial (0.9%)
Rank: 7th

Hanover County	BB&T (22.9%)
Union First Market Bank (17.2%)
Wells Fargo (13.4%)
Franklin Financial (6.5%)
Rank: 7th

Chesterfield County	Wells Fargo (25.9%)
BB&T (10.0%)
SunTrust (9.0%)
Franklin Financial (1.4%)
Rank: 14th

RP® Financial, LC.	PEER GROUP ANALYSIS
III.1

III. PEER GROUP ANALYSIS

This chapter presents an analysis of Franklin Financial’s operations versus a group of comparable savings institutions (the “Peer Group”) selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of Franklin Financial is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to Franklin Financial, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on a national exchange (NYSE or AMEX), or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Institutions that are not listed on a national exchange or NASDAQ are inappropriate, since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.2

Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally- or regionally-based institutions with comparable resources, strategies and financial characteristics. There are approximately 145 publicly-traded institutions nationally and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics. To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since Franklin Financial will be a full public company upon completion of the offering, we considered only full public companies to be viable candidates for inclusion in the Peer Group. From the universe of publicly-traded thrifts, we selected ten institutions with characteristics similar to those of Franklin Financial. In the selection process, we applied two “screens” to the universe of all public companies that were eligible for consideration:

•

Screen #1 Southeast institution with assets between $500 million and $2.5 billion, tangible equity-to-assets ratios of greater than 6.0% and positive core earnings. Three companies met the criteria for Screen #1 and all three were included in the Peer Group: Community Financial Corporation of Virginia, Home Bancorp, Inc. of Louisiana and Teche Holding Corp. of Louisiana. Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded Southeast thrifts.

•

Screen #2 Midwest institutions with assets between $500 million and $2.5 billion, tangible equity-to-assets ratios of greater than 6.0% and positive core earnings. Eight companies met the criteria for Screen #2 and seven were included in the Peer Group: Citizens Community Bancorp Inc. of Wisconsin, First Clover Leaf Financial Corp. of Illinois, First Defiance Financial Corp. of Ohio, First Savings Financial Group of Indiana, HF Financial Corp. of South Dakota, HopFed Bancorp, Inc. of Kentucky and MutualFirst Financial Inc. of Indiana. Meta Financial Group, Inc. of Iowa was excluded from the Peer Group due to a class action lawsuit that has been filed against it, which has resulted in a significant decline in Meta Financial’s stock price. Exhibit III-3 provides financial and public market pricing characteristics of all publicly-traded Midwest thrifts.

Table 3.1 shows the general characteristics of each of the 10 Peer Group companies and Exhibit III-4 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and Franklin Financial, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of Franklin Financial’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.3

Table 3.1

Peer Group of Publicly-Traded Thrifts

November 26, 2010

Ticker	Financial Institution	Exchange	Primary Market	Operating Strategy(2)	Total Assets		Offices	Fiscal Year	Conv. Date	Stock Price	Market Value
										($)	($Mil)
FDEF	First Defiance Financial Corp. of OH	NASDAQ	Defiance, OH	Thrift	$2,042		35	12-31	10/95	$12.04	$98
MFSF	MutualFirst Financial Inc. of IN	NASDAQ	Muncie, IN	Thrift	$1,440		33	12-31	12/99	$8.40	$59
HFFC	HF Financial Corp. of SD	NASDAQ	Sioux Falls, SD	Thrift	$1,261		33	06-30	04/92	$10.85	$76
HFBC	HopFed Bancorp, Inc. of KY	NASDAQ	Hopkinsville, KY	Thrift	$1,121		18	12-31	02/98	$9.05	$66
TSH	Teche Holding Corp. of N. Iberia LA	AMEX	New Iberia, LA	Thrift	$765	J	20	09-30	04/95	$32.00	$67
HBCP	Home Bancorp Inc. Lafayette LA	NASDAQ	Lafayette, LA	Thrift	$698		11	12-31	10/08	$13.63	$113
FCLF	First Clover Leaf Financial Corp. of IL	NASDAQ	Edwardsville, IL	Thrift	$579		4	12-31	07/06	$6.12	$48
CZWI	Citizens Comm. Bancorp Inc. of WI	NASDAQ	Eau Claire, WI	Thrift	$576	J	27	09-30	11/06	$4.20	$21
CFFC	Community Financial Corp. of VA	NASDAQ	Staunton, VA	Thrift	$539		11	03-31	03/88	$3.51	$15
FSFG	First Savings Financial Group of IN	NASDAQ	Clarksville, IN	Thrift	$501	J	7	09-30	12/08	$14.40	$35

NOTES: (1)	Or most recent date available.

(2)	Operating strategies are: Thrift=Traditional Thrift, M.B.=Mortgage Banker, R.E.=Real Estate Developer, Div.=Diversified and Ret.=Retail Banking.

Source: SNL Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.4

In addition to the selection criteria used to identify the Peer Group companies, a summary description of the key comparable characteristics of each of the Peer Group companies relative to Franklin Financial’s characteristics is detailed below.

•	Citizens Community Bancorp Inc. of Wisconsin. Selected due to comparable interest-bearing funding composition and limited earnings contribution from non-interest operating income.

•

Community Financial Corp. of Virginia. Selected due to central Virginia market area, comparable interest-bearing funding composition, comparable impact of loan loss provisions on earnings, lending diversification emphasis on nonresidential real estate loans followed by construction/land loans and relatively high level of non-performing assets.

•

First Clover Leaf Financial Corp. of Illinois. Selected due to relatively high equity-to-assets ratio, comparable impact of loan loss provisions on earnings, limited earnings contribution from non-interest operating income, relatively low level of operating expenses, comparable concentration of assets comprised of mortgage-backed securities and 1-4 family permanent mortgage loans, lending diversification emphasis on nonresidential real estate loans and relatively high level of non-performing assets.

•

First Defiance Financial Corp. of Ohio. Selected due to comparable impact of loan loss provisions on earnings, comparable concentration of assets comprised of mortgage-backed securities and 1-4 family permanent mortgage loans and lending diversification emphasis on nonresidential real estate loans.

•

First Savings Financial Group of Indiana. Selected due to comparable size of branch network, comparable interest-bearing funding composition and lending diversification emphasis on nonresidential real estate loans.

•

HF Financial Corp. of South Dakota. Selected due to comparable asset size, comparable interest-bearing funding composition, comparable concentration of assets comprised of mortgage-backed securities and 1-4 family permanent mortgage loans and lending diversification emphasis on nonresidential real estate loans.

•

Home Bancorp, Inc. of Louisiana. Selected due to relatively high equity-to-assets ratio, comparable concentration of assets comprised of mortgage-backed securities and lending diversification emphasis on nonresidential real estate loans.

•	HopFed Bancorp, Inc. of Kentucky. Selected due to comparable asset size, comparable interest-earning asset composition and lending diversification emphasis on nonresidential real estate loans.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.5

•

MutualFirst Financial Inc. of Indiana. Selected due to comparable concentration of assets comprised of mortgage-backed securities and lending diversification emphasis on nonresidential real estate loans.

•	Teche Holding Corp. of Louisiana. Selected due to comparable interest-bearing funding composition and lending diversification emphasis on nonresidential real estate loans.

In aggregate, the Peer Group companies maintained a slightly lower level of tangible equity than the industry average (10.10% of assets versus 10.90% for all public companies), generated higher earnings as a percent of average assets (0.41% core ROAA versus negative 0.20% for all public companies), and earned a higher ROE (3.82% core ROE versus negative 0.83% for all public companies). Overall, the Peer Group’s average P/TB ratio and average core P/E multiple were below and above the respective averages for all publicly-traded thrifts.

	All Publicly-Traded	Peer Group
Financial Characteristics (Averages)
Assets ($Mil)	$2,779	$952
Market capitalization ($Mil)	$303	$60
Tangible equity/assets (%)	10.90%	10.10%
Core return on average assets (%)	(0.20)	0.41
Core return on average equity (%)	(0.83)	3.82
Pricing Ratios (Averages)(1)
Core price/earnings (x)	16.80x	18.05x
Price/tangible book (%)	80.32%	69.75%
Price/assets (%)	8.47	6.76

(1)	Based on market prices as of November 26, 2010.

Ideally, the Peer Group companies would be comparable to Franklin Financial in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies. However, in general, the companies selected for the Peer Group were fairly comparable to Franklin Financial, as will be highlighted in the following comparative analysis.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.6

Financial Condition

Table 3.2 shows comparative balance sheet measures for Franklin Financial and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above. The Company’s and the Peer Group’s ratios reflect balances as of September 30, 2010, unless indicated otherwise for the Peer Group companies. Franklin Financial’s equity-to-assets ratio of 13.1% was above the Peer Group’s average net worth ratio of 11.1%. Accordingly, with the infusion of the net conversion proceeds, the disparity between the Company’s and the Peer Group’s equity-to-assets ratios will widen further. Tangible equity-to-assets ratios for the Company and the Peer Group equaled 13.1% and 10.1%, respectively. The increase in Franklin Financial’s pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs. At the same time, the Company’s higher pro forma capitalization will initially depress return on equity. Both Franklin Financial’s and the Peer Group’s capital ratios reflected capital surpluses with respect to the regulatory capital requirements, with the Company’s ratios currently approximating the Peer Group’s ratios. On a pro forma basis, the Company’s regulatory surpluses will become more significant.

The interest-earning asset composition for the Company showed a slightly higher concentration of cash and investments relative to loans, while loans constituted a higher concentration of interest earning assets for the Peer Group. The Company’s loans-to-assets ratio of 49.4% was well below the comparable Peer Group ratio of 71.9%. Comparatively, the Company’s cash and investments-to-assets ratio of 43.5% was well above the comparable ratio for the Peer Group of 21.0%. Overall, Franklin Financial’s interest-earning assets amounted to 92.9% of assets, which was the same as the comparable Peer Group ratio. The Peer Group’s non-interest earning assets included BOLI equal to 1.4% of assets and goodwill/intangibles equal to 1.0% of assets, while the Company maintained BOLI equal to 3.1% of assets and a zero balance of goodwill and intangibles.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.7

Table 3.2

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

As of September 30, 2010

		Balance Sheet as a Percent of Assets
		Cash & Equivalents	MBS & Invest	BOLI	Loans	Deposits	Borrowed Funds	Subd. Debt	Net Worth	Goodwill & Intang	Tng Net Worth
Franklin Financial Corporation
September 30, 2010		10.1%	33.4%	3.1%	49.4%	66.6%	19.6%	0.0%	13.1%	0.0%	13.1%
All Public Companies
Averages		6.1%	20.1%	1.4%	67.4%	73.2%	13.4%	0.5%	11.7%	0.8%	10.9%
Medians		4.9%	18.6%	1.4%	68.7%	73.7%	12.5%	0.0%	10.7%	0.1%	9.8%
State of VA
Averages		0.8%	1.4%	1.2%	91.2%	71.8%	18.5%	0.0%	9.1%	0.0%	9.1%
Medians		0.8%	1.4%	1.2%	91.2%	71.8%	18.5%	0.0%	9.1%	0.0%	9.1%
Comparable Group
Averages		5.0%	16.0%	1.4%	71.9%	75.0%	12.4%	0.6%	11.1%	1.0%	10.1%
Medians		4.8%	15.3%	1.4%	70.1%	75.6%	13.3%	0.2%	10.2%	0.4%	9.1%
Comparable Group
CZWI	Citizens Comm. Bancorp Inc. of WI(1)	7.0%	8.9%	0.0%	79.0%	76.5%	13.0%	0.0%	9.8%	1.1%	8.7%
CFFC	Community Financial Corp. of VA	0.8%	1.4%	1.2%	91.2%	71.8%	18.5%	0.0%	9.1%	0.0%	9.1%
FCLF	First Clover Leaf Financial Corp. of IL	11.1%	15.4%	0.0%	67.9%	75.7%	9.4%	0.7%	13.5%	2.2%	11.3%
FDEF	First Defiance Financial Corp. of OH	7.3%	8.7%	1.6%	74.9%	77.9%	7.8%	1.8%	11.8%	3.1%	8.7%
FSFG	First Savings Financial Group of IN(1)	2.1%	22.4%	1.6%	68.7%	72.7%	16.1%	0.0%	10.7%	1.7%	9.0%
HFFC	HF Financial Corp. of SD	1.7%	22.2%	1.2%	70.3%	69.6%	18.3%	2.2%	7.4%	0.3%	7.1%
HBCP	Home Bancorp Inc. Lafayette LA	4.3%	19.2%	2.3%	64.2%	78.3%	2.3%	0.0%	18.9%	0.3%	18.6%
HFBC	HopFed Bancorp, Inc. of KY	5.0%	35.1%	0.8%	55.5%	74.2%	13.5%	0.9%	10.6%	0.1%	10.6%
MFSF	MutualFirst Financial Inc. of IN	6.0%	15.1%	3.1%	70.0%	78.2%	11.2%	0.3%	9.3%	0.3%	8.9%
TSH	Teche Holding Corp. of N. Iberia LA(1)	4.5%	11.4%	1.7%	76.9%	75.5%	13.9%	0.0%	9.7%	0.5%	9.3%

		Balance Sheet Annual Growth Rates							Regulatory Capital
		Assets	MBS, Cash & Investments	Loans	Deposits	Borrows. & Subdebt	Net Worth	Tng Net Worth	Tangible	Core	Reg.Cap.
Franklin Financial Corporation
September 30, 2010		-3.82%	-5.26%	-5.39%	-0.03%	-17.39%	2.28%	2.28%	10.96%	10.96%	14.21%
All Public Companies
Averages		5.04%	12.72%	2.04%	8.51%	-15.46%	2.11%	2.24%	10.96%	10.89%	18.32%
Medians		1.74%	7.32%	-1.69%	5.71%	-12.47%	2.29%	1.98%	9.52%	9.51%	16.33%
State of VA
Averages		-0.38%	-3.46%	-1.74%	-0.52%	-1.64%	2.71%	2.71%	9.00%	9.00%	11.43%
Medians		-0.38%	-3.46%	-1.74%	-0.52%	-1.64%	2.71%	2.71%	9.00%	9.00%	11.43%
Comparable Group
Averages		5.63%	15.23%	11.14%	9.53%	-12.57%	9.58%	8.63%	11.18%	11.18%	15.54%
Medians		3.10%	-1.70%	-2.76%	5.71%	-13.88%	2.69%	2.99%	10.22%	10.22%	13.52%
Comparable Group
CZWI	Citizens Comm. Bancorp Inc. of WI(1)	5.43%	-3.74%	7.19%	20.53%	-37.83%	0.97%	1.78%	9.60%	9.60%	10.60%
CFFC	Community Financial Corp. of VA	-0.38%	-3.46%	-1.74%	-0.52%	-1.64%	2.71%	2.71%	9.00%	9.00%	11.43%
FCLF	First Clover Leaf Financial Corp. of IL	-4.02%	-2.91%	-5.32%	-1.58%	-21.13%	-1.69%	-1.45%	NA	NA	NA
FDEF	First Defiance Financial Corp. of OH	1.17%	43.95%	-5.37%	3.08%	-13.87%	2.77%	3.68%	NA	NA	NA
FSFG	First Savings Financial Group of IN(1)	NM	NM	93.45%	NM	NM	2.68%	-13.54%	NA	NA	NA
HFFC	HF Financial Corp. of SD	7.88%	19.76%	4.45%	5.71%	9.82%	32.50%	35.84%	NA	NA	NA
HBCP	Home Bancorp Inc. Lafayette LA	30.95%	-1.70%	32.36%	45.14%	-19.51%	-0.39%	-1.78%	15.27%	15.27%	23.10%
HFBC	HopFed Bancorp, Inc. of KY	9.63%	36.96%	-4.08%	8.67%	-4.15%	47.76%	48.99%	10.83%	10.83%	19.04%
MFSF	MutualFirst Financial Inc. of IN	3.10%	52.65%	-5.76%	9.25%	-24.37%	2.05%	3.27%	NA	NA	NA
TSH	Teche Holding Corp. of N. Iberia LA(1)	-3.04%	-4.44%	-3.78%	-4.52%	-0.42%	6.42%	6.83%	NA	NA	13.52%

(1)	Financial information is for the quarter ending June 30, 2010.

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.8

Franklin Financial’s funding liabilities reflected a funding strategy that was somewhat similar to that of the Peer Group’s funding composition. The Company’s deposits equaled 66.6% of assets, which was below the Peer Group’s ratio of 75.0%. Comparatively, the Company maintained a higher level of borrowings than the Peer Group, as indicated by borrowings-to-assets ratios of 19.6% and 13.0% for Franklin Financial and the Peer Group, respectively. Total interest-bearing liabilities maintained by the Company and the Peer Group, as a percent of assets, equaled 86.2% and 88.0%, respectively, with the Company’s lower ratio supported by maintenance of a higher capital position.

A key measure of balance sheet strength for a thrift institution is its IEA/IBL ratio. Presently, the Company’s IEA/IBL ratio is slightly higher than the Peer Group’s ratio, based on IEA/IBL ratios of 107.8% and 105.6%, respectively. The additional capital realized from stock proceeds should serve to provide Franklin Financial with an IEA/IBL ratio that further exceeds the Peer Group’s ratio, as the increase in capital provided by the infusion of stock proceeds will serve to lower the level of interest-bearing liabilities funding assets and will be primarily deployed into interest-earning assets.

The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. Franklin Financial’s and the Peer Group’s growth rates are based on annual growth for the twelve months ended September 30, 2010, or the most recent twelve month period available for the Peer Group companies. Franklin Financial experienced a decline in assets of 3.8%, versus asset growth of 5.6% recorded by the Peer Group. The Peer Group’s asset growth was in part supported by acquisition related growth involving an acquisition completed by Home Bancorp of Louisiana. Asset shrinkage for Franklin Financial included cash and investments and loans, which decreased by 5.3% and 5.4%, respectively. Asset growth for the Peer Group was primarily sustained by an 11.1% increase in loans and was supplemented with a 15.2% increase in cash and investments.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.9

Asset shrinkage funded a 17.4% decrease in the Company’s borrowings, as well as nominal deposit run-off. Asset growth for the Peer Group was funded by deposit growth of 9.5%, which also funded a 12.6% reduction in the Peer Group’s borrowings. The Company’s capital increased by 2.3% during the twelve month period, versus a 9.6% capital growth rate posted by the Peer Group. In addition to recording higher earnings than the Company, the Peer Group’s higher capital growth rate was in part attributable to secondary offerings that were completed by HF Financial and HopFed Bancorp during the twelve month period. The Company’s post-conversion capital growth rate will initially be constrained by maintenance of a higher pro forma capital position. Dividend payments and stock repurchases, pursuant to regulatory limitations and guidelines, could also potentially slow the Company’s capital growth rate in the longer term following the stock offering.

Income and Expense Components

Table 3.3 displays statements of operations for the Company and the Peer Group. The Company’s and the Peer Group’s ratios are based on earnings for the twelve months ended September 30, 2010, unless otherwise indicated for the Peer Group companies. Franklin Financial reported a net loss equal to 0.11% of average assets, versus net income equal to 0.46% of average assets for the Peer Group. Higher net interest income and non-interest operating income, lower loan loss provisions and no losses on asset sales represented earnings advantages for the Peer Group, while lower operating expenses represented an earnings advantage for the Company.

The Peer Group’s higher net interest income ratio was primarily realized through maintenance of a lower interest expense ratio and, to a lesser extent, a higher interest income ratio. The Peer Group’s higher interest income ratio was supported by maintaining a higher concentration of interest-earning assets in loans compared to lower yielding cash and investments, which provided for a higher overall yield earned on interest-earning assets (5.42% versus 5.13% for the Company). The Peer Group’s lower interest expense ratio was realized through maintaining a lower cost of funds (1.80% versus 2.82% for the Company), which was supported by the Peer Group’s more favorable funding composition in terms of maintaining a higher concentration of deposits and a lower concentration of borrowings relative to the Company’s measures.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.10

Table 3.3

Income as Percent of Average Assets and Yields, Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended September 30, 2010

			Net Interest Income				NII After Provis.	Other Income			Total Other Income	G&A/Other Exp.
		Net Income	Income	Expense	NII	Loss Provis. on IEA		Loan Fees	R.E. Oper.	Other Income		G&A Expense	Goodwill Amort.
Franklin Financial Corporation
September 30, 2010		-0.11%	4.91%	2.46%	2.44%	0.93%	1.52%	0.00%	0.00%	0.27%	0.27%	1.38%	0.00%
All Public Companies
Averages		-0.02%	4.68%	1.62%	3.06%	0.90%	2.15%	0.02%	-0.08%	0.82%	0.76%	2.82%	0.07%
Medians		0.36%	4.71%	1.61%	3.08%	0.52%	2.44%	0.00%	-0.01%	0.58%	0.55%	2.75%	0.00%
State of VA
Averages		0.41%	5.20%	1.24%	3.97%	1.40%	2.57%	0.00%	0.00%	0.72%	0.72%	2.84%	0.00%
Medians		0.41%	5.20%	1.24%	3.97%	1.40%	2.57%	0.00%	0.00%	0.72%	0.72%	2.84%	0.00%
Comparable Group
Averages		0.46%	5.05%	1.59%	3.46%	0.67%	2.79%	0.02%	-0.02%	0.85%	0.85%	2.92%	0.05%
Medians		0.42%	5.05%	1.60%	3.51%	0.52%	2.58%	0.00%	0.00%	0.71%	0.75%	2.93%	0.05%
Comparable Group
CZWI	Citizens Comm. Bancorp Inc. of WI(1)	0.13%	5.76%	2.16%	3.60%	0.69%	2.92%	0.06%	0.00%	0.31%	0.38%	2.80%	0.06%
CFFC	Community Financial Corp. of VA	0.41%	5.20%	1.24%	3.97%	1.40%	2.57%	0.00%	0.00%	0.72%	0.72%	2.84%	0.00%
FCLF	First Clover Leaf Financial Corp. of IL	0.34%	4.48%	1.67%	2.81%	0.92%	1.89%	0.00%	0.00%	0.17%	0.17%	1.67%	0.07%
FDEF	First Defiance Financial Corp. of OH	0.31%	4.78%	1.36%	3.42%	1.27%	2.15%	0.00%	-0.15%	1.33%	1.18%	3.05%	0.07%
FSFG	First Savings Financial Group of IN(1)	0.53%	5.22%	1.28%	3.94%	0.38%	3.56%	0.00%	-0.01%	0.80%	0.79%	3.04%	0.05%
HFFC	HF Financial Corp. of SD	0.44%	4.67%	1.59%	3.08%	0.49%	2.59%	0.17%	-0.02%	0.70%	0.85%	2.97%	0.05%
HBCP	Home Bancorp Inc. Lafayette LA	0.51%	5.11%	0.94%	4.17%	0.14%	4.03%	0.00%	0.01%	0.69%	0.69%	3.49%	0.02%
HFBC	HopFed Bancorp, Inc. of KY	0.74%	4.98%	2.18%	2.80%	0.35%	2.46%	0.00%	0.00%	0.69%	0.69%	2.36%	0.03%
MFSF	MutualFirst Financial Inc. of IN	0.25%	4.80%	1.85%	2.95%	0.48%	2.47%	0.00%	0.00%	0.93%	0.93%	2.89%	0.10%
TSH	Teche Holding Corp. of N. Iberia LA(1)	0.94%	5.47%	1.61%	3.87%	0.56%	3.31%	0.00%	0.00%	2.13%	2.13%	4.08%	0.00%

		Non-Op. Items		Yields, Costs, and Spreads			MEMO: Assets/ FTE Emp.	MEMO: Effective Tax Rate
		Net Gains	Extrao. Items	Yield On Assets	Cost Of Funds	Yld-Cost Spread
Franklin Financial Corporation
September 30, 2010		-0.52%	0.00%	5.13%	2.82%	2.32%	$10,671	2.85%
All Public Companies
Averages		0.06%	0.00%	5.00%	1.87%	3.14%	$6,051	30.66%
Medians		0.04%	0.00%	5.00%	1.86%	3.18%	$4,768	31.56%
State of VA
Averages		0.00%	0.00%	5.52%	1.36%	4.16%	$3,456	18.51%
Medians		0.00%	0.00%	5.52%	1.37%	4.16%	$3,456	18.51%
Comparable Group
Averages		0.00%	0.00%	5.42%	1.80%	3.63%	$4,252	26.65%
Medians		0.02%	0.00%	5.40%	1.78%	3.68%	$3,739	27.12%
Comparable Group
CZWI	Citizens Comm. Bancorp Inc. of WI(1)	-0.21%	0.00%	6.07%	2.41%	3.66%	$2,941	41.38%
CFFC	Community Financial Corp. of VA	0.00%	0.00%	5.52%	1.36%	4.16%	$3,456	18.51%
FCLF	First Clover Leaf Financial Corp. of IL	0.16%	0.00%	4.74%	1.94%	2.80%	$7,325	24.94%
FDEF	First Defiance Financial Corp. of OH	0.20%	0.00%	5.25%	1.55%	3.70%	$3,693	18.72%
FSFG	First Savings Financial Group of IN(1)	-0.24%	0.00%	5.59%	1.46%	4.12%	NM	14.61%
HFFC	HF Financial Corp. of SD	0.24%	0.00%	4.96%	1.76%	3.20%	$3,785	34.04%
HBCP	Home Bancorp Inc. Lafayette LA	-0.41%	0.00%	5.71%	1.20%	4.50%	$4,477	32.12%
HFBC	HopFed Bancorp, Inc. of KY	0.30%	0.00%	5.22%	2.41%	2.81%	$4,768	29.29%
MFSF	MutualFirst Financial Inc. of IN	-0.09%	0.00%	5.27%	2.06%	3.22%	$3,574	20.48%
TSH	Teche Holding Corp. of N. Iberia LA(1)	0.04%	0.00%	5.88%	1.79%	4.09%	NM	32.39%

(1)	Financial information is for the quarter ending June 30, 2010.

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.11

The Company’s deposit composition, which consists of a relatively high concentration of CDs, further contributed to its higher cost of funds. Partially offsetting the Peer Group’s lower cost of funds was the lower level of interest-bearing liabilities funding the Company’s assets. Overall, Franklin Financial and the Peer Group reported net interest income to average assets ratios of 2.44% and 3.46%, respectively.

In another key area of core earnings strength, the Company maintained a lower level of operating expenses than the Peer Group. For the period covered in Table 3.3, the Company and the Peer Group reported operating expense to average assets ratios of 1.38% and 2.97%, respectively. The Company’s lower operating expense ratio reflects the Company’s less diversified operations with respect to generating sources of non-interest operating income, as well as the Company’s higher concentration of interest-earning assets maintained in investments which require less in the way of staffing levels to generate and service in comparison to loans. The lower staffing needs of the Company were also supported by a deposit composition with a low concentration of transaction deposits and, in particular, the lack of relatively service intensive checking account deposits. The relatively small size of the Company’s branch network for a $971 million institution further contributed to the relatively low level of operating expenses maintained by the Company. Accordingly, consistent with the lower staffing needs of the Company’s operations, assets per full time equivalent employee equaled $10.7 million for Franklin Financial versus $4.3 million for the Peer Group. On a post-offering basis, the Company’s operating expenses can be expected to increase with the addition of stock benefit plans and certain expenses that result from being a publicly-traded company, with such expenses already impacting the Peer Group’s operating expenses. At the same time, Franklin Financial’s capacity to leverage operating expenses will be greater than the Peer Group’s leverage capacity following the increase in capital realized from the infusion of net stock proceeds.

When viewed together, net interest income and operating expenses provide considerable insight into a thrift’s earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other

RP® Financial, LC.	PEER GROUP ANALYSIS
III.12

non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Company’s earnings were more favorable than the Peer Group’s. Expense coverage ratios posted by Franklin Financial and the Peer Group equaled 1.77x and 1.17x, respectively.

Sources of non-interest operating income provided a larger contribution to the Peer Group’s earnings, with such income amounting to 0.27% and 0.85% of Franklin Financial’s and the Peer Group’s average assets, respectively. The Company’s relatively low earnings contribution realized from non-interest operating income is indicative of its limited diversification into areas that generate revenues from non-interest sources, as well as the lack of checking account deposits that would generate non-interest revenues in the form of fees and service charges. Taking non-interest operating income into account in comparing the Company’s and the Peer Group’s earnings, Franklin Financial’s efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of non-interest operating income and net interest income) of 50.9% percent was more favorable than the Peer Group’s efficiency ratio of 67.7%.

Loan loss provisions had a larger impact on the Company’s earnings, with loan loss provisions established by the Company and the Peer Group equaling 0.93% and 0.67% of average assets, respectively. The higher level of loan provisions established by the Company was consistent with its less favorable credit quality (see Table 3.6).

Net gains and losses realized from the sale of assets and other non-operating items equaled a net loss of 0.52% of average assets for the Company, versus a zero impact as a percent of average assets for the Peer Group. The net loss recorded by the Company was the result of OTTI charges, which was only partially offset by gains on the sale of investment securities and loans. Gains and losses on investment securities are viewed as non-recurring earnings and, therefore, are not considered to be part of an institution’s core operations. Comparatively, to the extent that gains have been derived through selling fixed rate loans into the secondary market, such gains may be considered to be an ongoing activity for an institution and, therefore, warrant some consideration as a core earnings factor for an institution. However, loan sale gains are still viewed as a more volatile source of income than income generated through the net interest margin and non-interest operating income. Extraordinary items were not a factor in either the Company’s or the Peer Group’s earnings.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.13

Taxes had a larger impact on the Peer Group’s earnings, as the Company and the Peer Group posted effective tax rates of 26.65% and 2.85%, respectively. As indicated in the prospectus, the Company’s effective marginal tax rate is equal to 38.0%.

Loan Composition

Table 3.4 presents data related to the Company’s and the Peer Group’s loan portfolio compositions (including the investment in mortgage-backed securities). The Company’s loan portfolio composition reflected a lower concentration of 1-4 family permanent mortgage loans and mortgage-backed securities than maintained by the Peer Group (28.6% of assets versus 39.1% for the Peer Group). The Company’s lower ratio was attributable to maintaining a lower concentration of 1-4 family permanent mortgage loans, as the Company maintained a higher concentration of mortgage-backed securities than the Peer Group. Loans serviced for others equaled 3.4% and 33.2% of the Company’s and the Peer Group’s assets, respectively, thereby indicating a greater influence of loan servicing income on the Peer Group’s earnings. Franklin Financial did not maintain any servicing intangibles and average servicing intangibles for the Peer Group equaled 0.3% of assets.

Diversification into higher risk and higher yielding types of lending was fairly comparable for the Company and the Peer Group. Nonresidential real estate/multi-family loans represented the most significant area of lending diversification for the Company (25.9% of assets), followed by construction/land loans (11.4% of assets) and commercial business loans (0.3% of assets). Likewise, the Peer Group’s lending diversification also consisted primarily of nonresidential real estate/multi-family loans (20.0% of assets), followed by commercial business loans (8.1% of assets) and consumer loans (7.3% of assets). Lending diversification for the Peer Group also included construction/land loans equal to 6.4% of assets. Overall, the Company’s asset composition provided for a slightly higher risk weighted assets-to-assets ratio of 76.7% compared to 70.8% for the Peer Group.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.14

Table 3.4

Loan Portfolio Composition and Related Information

Comparable Institution Analysis

As of September 30, 2010

		Portfolio Composition as a Percent of Assets
Institution		MBS	1-4 Family	Constr. & Land	5+Unit Nonres. RE	Commerc. Business	Consumer	RWA/ Assets	Serviced For Others	Servicing Assets
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	($000)
Franklin Financial Corporation		15.37%	13.25%	11.41%	25.91%	0.31%	0.00%	76.74%	$33,410	$0
All Public Companies
Averages		11.60%	34.71%	4.38%	22.07%	4.54%	2.19%	64.53%	$672,425	$5,235
Medians		10.19%	34.60%	3.49%	21.14%	3.39%	0.53%	64.74%	$41,575	$135
State of VA
Averages		0.00%	36.39%	14.02%	24.65%	9.05%	7.93%	86.36%	$9,290	$0
Medians		0.00%	36.39%	14.02%	24.65%	9.05%	7.94%	86.36%	$9,290	$0
Comparable Group
Averages		8.23%	30.83%	6.44%	19.95%	8.12%	7.28%	70.75%	$315,926	$2,551
Medians		6.64%	30.95%	6.97%	21.63%	5.88%	3.78%	74.51%	$57,825	$226
Comparable Group
CZWI	Citizens Comm. Bancorp Inc. of WI(1)	7.24%	45.27%	0.00%	0.03%	0.00%	33.80%	92.85%	$0	$0
CFFC	Community Financial Corp. of VA	0.00%	36.39%	14.02%	24.65%	9.05%	7.93%	86.36%	$9,290	$0
FCLF	First Clover Leaf Financial Corp. of IL	2.40%	25.51%	7.29%	26.38%	8.50%	0.93%	73.61%	$70,360	$676
FDEF	First Defiance Financial Corp. of OH	4.51%	17.96%	3.14%	36.09%	18.23%	1.16%	83.24%	$1,288,870	$8,289
FSFG	First Savings Financial Group of IN(1)	6.05%	38.17%	6.64%	15.23%	5.47%	4.09%	27.83%	$510	$0
HFFC	HF Financial Corp. of SD	19.51%	15.68%	4.96%	26.96%	20.69%	2.62%	75.84%	$1,189,940	$12,970
HBCP	Home Bancorp Inc. Lafayette LA	13.28%	24.52%	8.94%	21.74%	6.29%	3.47%	65.00%	$66,770	$67
HFBC	HopFed Bancorp, Inc. of KY	11.18%	20.81%	7.53%	21.52%	4.45%	1.63%	58.97%	$41,350	$0
MFSF	MutualFirst Financial Inc. of IN	12.26%	40.48%	4.08%	12.61%	4.49%	9.22%	75.41%	$443,290	$3,121
TSH	Teche Holding Corp. of N. Iberia LA(1)	5.86%	43.51%	7.83%	14.28%	4.02%	7.95%	68.36%	$48,880	$385

(1)	Financial information is for the quarter ending June 30, 2010.

Source:	SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.15

Interest Rate Risk

Table 3.5 reflects various key ratios highlighting the relative interest rate risk exposure of the Company versus the Peer Group. In terms of balance sheet composition, Franklin Financial’s interest rate risk characteristics were considered to be slightly more favorable relative to the comparable measures for the Peer Group. Most notably, the Company’s tangible equity-to-assets ratio and IEA/IBL ratio were above the Peer Group’s ratios, while the Company and the Peer Group maintained similar ratios of non-interest earnings as a percent of assets. On a pro forma basis, the infusion of stock proceeds should serve to provide the Company with more significant comparative advantages over the Peer Group’s balance sheet interest rate risk characteristics, with respect to the increases that will be realized in Company’s equity-to-assets and IEA/IBL ratios.

To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Franklin Financial and the Peer Group. In general, the more significant fluctuations in the Company’s ratios implied that the interest rate risk associated with the Company’s net interest income was greater compared to the Peer Group’s, based on the interest rate environment that prevailed during the period covered in Table 3.5. The stability of the Company’s net interest margin should be enhanced by the infusion of stock proceeds, as interest rate sensitive liabilities will be funding a lower portion of Franklin Financials assets and the proceeds will be substantially deployed into interest-earning assets.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.16

Table 3.5

Interest Rate Risk Measures and Net Interest Income Volatility

Comparable Institution Analysis

As of September 30, 2010 or Most Recent Date Available

		Balance Sheet Measures			Quarterly Change in Net Interest Income
Institution		Equity/ Assets	IEA/ IBL	Non-Earn. Assets/ Assets	9/30/2010	6/30/2010	3/31/2010	12/31/2009	9/30/2009	6/30/2009
		(%)	(%)	(%)	(change in net interest income is annualized in basis points)
Franklin Financial Corporation		13.1%	107.8%	7.1%	20	-13	43	22	17	-1
All Public Companies		10.9%	107.5%	6.5%	1	1	4	7	8	3
State of VA		9.1%	103.5%	6.6%	-25	8	29	-7	42	18
Comparable Group
Averages		10.1%	105.5%	7.2%	-9	11	3	-2	13	9
Medians		9.1%	104.8%	6.7%	-6	7	5	1	8	12
Comparable Group
CZWI	Citizens Comm. Bancorp Inc. of WI(1)	8.7%	105.9%	5.1%	NA	8	26	18	6	29
CFFC	Community Financial Corp. of VA	9.1%	103.5%	6.6%	-25	8	29	-7	42	18
FCLF	First Clover Leaf Financial Corp. of IL	11.3%	109.9%	5.7%	10	6	11	7	20	-17
FDEF	First Defiance Financial Corp. of OH	8.7%	104.0%	9.1%	5	11	-12	-4	27	2
FSFG	First Savings Financial Group of IN(1)	9.0%	104.9%	6.8%	NA	0	2	NA	NA	25
HFFC	HF Financial Corp. of SD	7.1%	104.6%	5.7%	-6	2	8	4	10	-23
HBCP	Home Bancorp Inc. Lafayette LA	18.6%	109.0%	12.2%	-28	57	-33	-42	-2	20
HFBC	HopFed Bancorp, Inc. of KY	10.6%	107.8%	4.4%	-19	15	7	1	8	5
MFSF	MutualFirst Financial Inc. of IN	8.9%	101.5%	8.9%	-3	6	-3	0	0	1
TSH	Teche Holding Corp. of N. Iberia LA(1)	9.3%	103.8%	7.2%	NA	-8	0	5	5	26

(1)	Financial information is for the quarter ending June 30, 2010.

NA = Change is greater than 100 basis points during the quarter.

Source:	SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.17

Table 3.6

Credit Risk Measures and Related Information

Comparable Institution Analysis

As of September 30, 2010 or Most Recent Date Available

		NPAs &				Rsrves/
	REO/	90+Del/	NPLs/	Rsrves/	Rsrves/	NPAs &	Net Loan	NLCs/
Institution	Assets	Assets	Loans	Loans	NPLs	90+Del	Chargoffs	Loans
	(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
Franklin Financial Corporation	1.19%	4.26%	5.98%	2.81%	47.01%	32.45%	$4,361	0.91%
All Public Companies
Averages	0.55%	4.40%	4.76%	1.75%	64.02%	56.55%	$1,460	0.71%
Medians	0.24%	2.72%	3.28%	1.43%	45.29%	39.14%	$527	0.38%
State of VA
Averages	1.33%	4.61%	3.54%	1.67%	47.23%	33.65%	$1,094	2.45%
Medians	1.33%	4.61%	3.54%	1.67%	47.23%	33.65%	$1,094	2.45%
Comparable Group
Averages	0.36%	2.36%	2.59%	1.43%	66.80%	57.31%	$1,062	0.80%
Medians	0.27%	2.29%	2.76%	1.40%	54.45%	43.26%	$832	0.69%
Comparable Group
CZWI Citizen Comm. Bancorp Inc. of WI(1)	0.20%	1.79%	2.01%	0.75%	37.42%	33.34%	$775	0.68%
CFFC Community Financial Corp. of VA(1)	1.33%	4.61%	3.54%	1.67%	47.23%	33.65%	$1,094	2.45%
FCLF First Clover Leaf Fin. Corp. of IL(1)	0.30%	3.26%	3.81%	1.37%	39.34%	33.07%	$1,278	1.27%
FDEF First Defiance Fin. Corp of OH	0.55%	2.81%	2.94%	2.63%	89.56%	72.17%	$2,705	0.70%
FSFG First Savings Fin. Group of IN(1)	0.30%	1.47%	1.49%	1.09%	61.96%	43.61%	$744	0.85%
HFFC HF Financial Corp. of SD(1)	0.08%	2.15%	2.44%	1.37%	56.11%	45.40%	$623	0.28%
HBCP Home Bancorp Inc. of Lafayette LA	0.00%	0.30%	0.59%	0.87%	185.09%	185.09%	$48	0.05%
HFBC HopFed Bancorp, Inc. of KY(1)	0.24%	2.22%	3.46%	1.43%	41.35%	34.82%	$888	0.57%
MFSF MutualFirst Fin. Inc. of IN	0.47%	2.67%	3.05%	1.61%	52.79%	42.90%	$1,993	0.78%
TSH Teche Holding Corp. of N. Iberia LA(1)	0.16%	2.35%	2.58%	1.55%	57.16%	49.04%	$474	0.32%

(1)	Financial information is for the quarter ending June 30, 2010.

Source:	Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.18

Credit Risk

Overall, based on a comparison of credit quality measures, the Company’s credit risk exposure was considered to be more significant than Peer Group’s. As shown in Table 3.6, the Company’s non-performing assets/assets and non-performing loans/loans ratios equaled 4.26% and 5.98%, respectively, versus comparable measures of 2.36% and 2.59% for the Peer Group. The Company’s and Peer Group’s loss reserves as a percent of non-performing loans equaled 47.01% and 66.80%, respectively. Loss reserves maintained as percent of net loans receivable equaled 2.81% for the Company, versus 1.43% for the Peer Group. Net loan charge-offs were slightly more significant for Company as a percent of loans, as net loan charge-offs for the Company equaled 0.91% of loans versus 0.80% of loans for the Peer Group.

Summary

Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of the Company. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP® Financial, LC.	VALUATION ANALYSIS
IV.1

IV. VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology, prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Company’s conversion transaction.

Appraisal Guidelines

The OTS written appraisal guidelines specify the market value methodology for estimating the pro forma market value of an institution pursuant to a mutual-to-stock conversion. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

RP® Financial, LC.	VALUATION ANALYSIS
IV.2

The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in Franklin Financial’s operations and financial condition; (2) monitor Franklin Financial’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending conversion offerings (including those in the offering phase), both regionally and nationally. If material changes should occur during the conversion process, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Franklin Financial’s value, or Franklin Financial’s value alone. To the extent a change in factors impacting the Company’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Company coming to market at this time.

RP® Financial, LC.	VALUATION ANALYSIS
IV.3

1.	Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Company’s and the Peer Group’s financial strengths are noted as follows:

•

Overall A/L Composition. In comparison to the Peer Group, the Company’s interest-earning asset composition showed a higher concentration of cash and investments and lower concentration of loans. Diversion into higher risk and higher yielding types of loans was similar for the Company and the Peer Group. Overall, in comparison to the Peer Group, the Company’s asset composition provided for a lower yield earned on interest-earning assets and a slightly higher risk weighted assets-to-assets ratio. Franklin Financial’s funding composition reflected a lower level of deposits and a higher level of borrowings than the comparable Peer Group ratios, which translated into a lower cost of funds for the Peer Group. Overall, as a percent of assets, the Company and the Peer Group maintained similar levels of interest-earning assets as a percent of assets, while the Company maintained a slightly lower level of interest-bearing liabilities as percent of assets relative to the Peer Group’s ratio. Accordingly, the Company maintained a slightly higher IEA/IBL ratio than the Peer Group. After factoring in the impact of the net stock proceeds, the Company’s IEA/IBL ratio should further exceed the Peer Group’s ratio. RP Financial considered the leverage potential resulting from the investment in the equity securities in the event that there is a recovery of the currently discounted market values – at the same time, such potential cannot be known or the potential timing of a recovery in market values. On balance, RP Financial concluded that asset/liability composition was a slightly negative factor in our adjustment for financial condition.

•

Credit Quality. The Company’s ratios for non-performing assets and non-performing loans were less favorable than the comparable Peer Group ratios. Loss reserves as a percent of non-performing loans were lower for the Company, while the Company maintained higher loss reserves as a percent of loans. Net loan charge-offs were a more significant factor for the Company. As noted above, the Company’s risk weighted assets-to-assets ratio was slightly higher than the Peer Group’s ratio. Overall, RP Financial concluded that credit quality was a moderately negative factor in our adjustment for financial condition.

RP® Financial, LC.	VALUATION ANALYSIS
IV.4

•

Balance Sheet Liquidity. The Company operated with a higher level of cash and investment securities relative to the Peer Group (43.5% of assets versus 21.0% for the Peer Group). Following the infusion of stock proceeds, the Company’s cash and investments ratio is expected to increase as the proceeds retained at the holding company level will be initially deployed into investments. The Company’s future borrowing capacity was considered to be slightly less than the Peer Group’s, given the higher level of borrowings currently maintained by the Company. Overall, RP Financial concluded that balance sheet liquidity was a slightly positive factor in our adjustment for financial condition.

•

Funding Liabilities. The Company’s interest-bearing funding composition reflected a lower concentration of deposits and a higher concentration of borrowings relative to the comparable Peer Group ratios, which translated into a higher cost of funds for the Company. In addition to the lower concentration of deposits maintained by the Company, the relatively high concentration of the Company’s deposits maintained in CDs further contributed to its comparatively higher cost of funds. Total interest-bearing liabilities as a percent of assets were slightly lower for the Company compared to the Peer Group’s ratio, which was attributable to Franklin Financial’s higher equity-to-assets ratio. Following the stock offering, the increase in the Company’s capital position will further reduce the level of interest-bearing liabilities funding the Company’s assets. Overall, RP Financial concluded that funding liabilities were a slightly negative factor in our adjustment for financial condition.

•

Capital. The Company currently operates with a higher equity-to-assets ratio than the Peer Group. Accordingly, following the stock offering, Franklin Financial’s pro forma capital position will be well above the Peer Group’s equity-to-assets ratio. The Company’s higher pro forma capital position implies greater leverage capacity, lower dependence on interest-bearing liabilities to fund assets and a greater capacity to absorb unanticipated losses. RP Financial also considered that the higher capital enables the Company to implement the planned acquisition strategy to not only increase the geographic footprint but to acquire a checking account platform and a platform to increase non-traditional financial services. At the same time, the Company’s more significant capital surplus will make it difficult to achieve a competitive ROE. On balance, RP Financial concluded that capital strength was a slightly positive factor in our adjustment for financial condition.

On balance, Franklin Financial’s balance sheet strength was considered to be less favorable than the Peer Group’s and, thus, a slight downward adjustment was applied for the Company’s financial condition.

RP® Financial, LC.	VALUATION ANALYSIS
IV.5

2.	Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

•

Reported Earnings. The Company reported a net loss equal to 0.11% of average assets, versus net income equal to 0.46% of average assets for the Peer Group. The net loss recorded by the Company was in part due to losses on the sale and impairment of investment securities, which are not considered to be part of the Company’s core earnings. Relatively high loan loss provisions also contributed to the net loss recorded by the Company. The Peer Group also maintained earnings advantages with respect to higher ratios for net interest income and non-interest operating income, while a lower operating expense ratio was an earnings advantage for the Company. Reinvestment and leveraging of stock proceeds into interest-earning assets will serve to increase the Company’s earnings, with the benefit of reinvesting proceeds expected to be somewhat offset by higher operating expenses associated with operating as a publicly-traded company and the implementation of stock benefit plans. On balance, RP Financial concluded that the Company’s reported earnings were a slightly negative factor in our adjustment for profitability, growth and viability of earnings.

•

Core Earnings. Net interest income, operating expenses, non-interest operating income and loan loss provisions were reviewed in assessing the relative strengths and weaknesses of the Company’s and the Peer Group’s core earnings. In these measures, the Company operated with a lower net interest margin, a lower operating expense ratio and a lower level of non-interest operating income. The Company’s lower ratios for net interest income and operating expenses translated into a higher expense coverage ratio in comparison to the Peer Group’s ratio (equal to 1.77x versus 1.17X for the Peer Group). Similarly, the Company’s efficiency ratio of 50.92% was more favorable than the Peer Group’s efficiency ratio of 67.75%. Loan loss provisions had a more significant impact on the Company’s earnings (0.93% of average assets versus 0.67% of average assets for the Peer Group). Overall, these measures, as well as the expected earnings benefits the Company should realize from the redeployment of stock proceeds into interest-earning assets and leveraging of post-conversion capital, which will be somewhat negated by expenses associated with the stock benefit plans and operating as a publicly-traded company, indicate that the Company’s pro forma core earnings will be more favorable than the Peer Group’s. Therefore, RP Financial concluded that this was a neutral factor in our adjustment for profitability, growth and viability of earnings.

RP® Financial, LC.	VALUATION ANALYSIS
IV.6

•

Interest Rate Risk. Quarterly changes in the Company’s and the Peer Group’s net interest income to average assets ratios indicated that a greater degree of volatility was associated with the Company’s net interest margin during the period analyzed. Other measures of interest rate risk, such as capital and IEA/IBL ratios were more favorable for the Company. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Company with equity-to-assets and IEA/IBL ratios that will be well above the Peer Group ratios, as well as enhance the stability of the Company’s net interest margin through the reinvestment of stock proceeds into interest-earning assets. On balance, RP Financial concluded that interest rate risk was a slightly positive factor in our adjustment for profitability, growth and viability of earnings.

•

Credit Risk. Loan loss provisions had a larger impact on the Company’s earnings (0.93% of average assets versus 0.67% of average assets for the Peer Group). In terms of future exposure to credit quality related losses, the Peer Group maintained a higher concentration of assets in loans, while lending diversification into higher risk types of loans was similar for the Company and the Peer Group. Credit quality measures for non-performing assets and loss reserves as a percent of non-performing loans were more favorable for the Peer Group, while the Company maintained higher loss reserves as a percent of loans. Higher net loan charge-offs recorded by the Company further implied that greater credit risk was associated with the Company’s earnings. Overall, RP Financial concluded that credit risk was a moderately negative factor in our adjustment for profitability, growth and viability of earnings.

•

Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the Company maintained a less favorable interest rate spread than the Peer Group, which would tend to support a stronger net interest margin going forward for the Peer Group. Second, the infusion of stock proceeds will provide the Company with more significant growth potential through leverage than currently maintained by the Peer Group. Third, the Peer Group’s higher ratio of non-interest operating income and the Company’s lower operating expense ratio are viewed as respective advantages to sustain earnings growth during periods when net interest margins come under pressure as the result of adverse changes in interest rates. Fourth, the Company’s less favorable credit quality measures implies greater credit risk is associated with the Company’s future earnings. Overall, earnings growth potential was considered to be a neutral factor in our adjustment for profitability, growth and viability of earnings. We should note that we considered that the Company’s comparatively higher capital position will support the planned expansion through acquisition to acquire a checking account platform, geographic expansion and a potential platform for expanded non-traditional banking services. At the same time, we cannot specifically quantify the impact in that the success, timing or pro forma impact cannot be measured at this time.

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IV.7

•

Return on Equity. Currently, the Company’s core ROE is lower than the Peer Group’s core ROE. As the result of the significant increase in capital that will be realized from the infusion of net stock proceeds into the Company’s equity, the Company’s pro forma return equity on a core earnings basis will likely remain lower than the Peer Group’s ROE. Accordingly, this was a slightly negative factor in the adjustment for profitability, growth and viability of earnings.

On balance, Franklin Financial’s pro forma earnings strength was considered to be comparable to the Peer Group’s and, thus, no adjustment was applied for profitability, growth and viability of earnings.

3.	Asset Growth

The Company recorded a 3.8% decline in assets, versus a 5.6% increase in assets recorded by the Peer Group. The Peer Group’s asset growth was in part supported by acquisition-related growth. Asset growth for the Peer Group was primarily through loan growth and supplemented with growth of cash and investment. Comparatively, the Company recorded declines in both cash and investments and loans during the twelve month period. On a pro forma basis, the Company’s tangible equity-to-assets ratio will further exceed the Peer Group’s tangible equity-to-assets ratio, indicating greater leverage capacity for the Company, including growth through acquisition. On balance, we concluded that no adjustment was warranted for asset growth.

4.	Primary Market Area

The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. Franklin Financial serves the Richmond metropolitan area of southeast Virginia through the main office and seven branch offices. The Company’s largest holding of deposits is in Henrico County, which is where its main office is located. Henrico County has exhibited favorable demographic growth trends since the

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IV.8

beginning of the decade. Henrico County’s favorable demographic characteristics, along with its relatively large population base, has also fostered a highly competitive banking environment, in which the Company competes against other community banks as well as institutions with a regional or national presence.

The Peer Group companies generally operate in a mix of suburban and rural markets, with the majority of the markets served by the Peer Group companies having comparable or smaller populations compared to Henrico County. The markets served by the Peer Group companies reflected slower population growth and lower per capita income compared to Henrico County. Henrico County’s per capita income as a percent of Virginia’s per capita income was also above the comparable ratio for the Peer Group companies on average. The average and median deposit market shares maintained by the Peer Group companies were well above the Company’s market share of deposits in Henrico County. Overall, the degree of competition faced by the Peer Group companies was viewed to be less than faced by Franklin Financial in Henrico County, while the growth potential in the markets served by the Peer Group companies was also viewed to be less favorable in comparison to Franklin Financial’s market area. Summary demographic and deposit market share data for the Company and the Peer Group companies is provided in Exhibit III-4.

We have considered the Company’s plans to increase its geographic footprint through acquisition. While the Company’s size and pro forma equity position facilitate the ability to acquire smaller community banks operating in the regional area, we cannot specifically quantify the pro forma benefit and the characteristics of such market areas.

As shown in Table 4.1, September 2010 unemployment rates for the majority of the primary market area counties served by the Peer Group companies exceeded the comparable unemployment rate for Henrico County. On balance, we concluded that a moderate upward adjustment was appropriate for the Company’s market area.

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IV.9

Table 4.1

Market Area Unemployment Rates

Franklin Financial and the Peer Group Companies(1)

		September 2010
	County	Unemployment
Franklin Financial - VA	Henrico County	6.7%
Peer Group Average		8.3%
Citizens Community Bancorp – WI	Eau Claire	5.9%
Community Financial Corp. – VA	Staunton	7.1
First Clover Leaf Fin. Corp – IL	Madison	9.1
First Defiance Fin. Corp. – OH	Defiance	10.5
First Savings Fin. Group – IN	Clark	9.7
HF Financial Corp. – SD	Minnehaha	4.2
Home Bancorp, Inc. – LA	Lafayette	5.9
HopFed Bancorp, Inc. – KY	Christian	10.4
MutualFirst Financial Inc. – IN	Delaware	10.1
Teche Holding Corp. – LA	St. Mary	9.6

(1)	Unemployment rates are not seasonally adjusted.

Source: U.S. Bureau of Labor Statistics.

5.	Dividends

At this time the Company has not established a dividend policy. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

Five out of the ten Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 2.86% to 4.15%. The average dividend yield on the stocks of the ten Peer Group institutions equaled 1.88% as of November 26, 2010. As of November 26, 2010, approximately 61% of all fully-converted publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1), exhibiting an average yield of 1.79%. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

RP® Financial, LC.	VALUATION ANALYSIS
IV.10

While the Company has not established a definitive dividend policy prior to converting, the Company will have the capacity to pay a dividend comparable to the Peer Group’s average dividend yield based on pro forma earnings and capitalization. As described in the application and draft prospectus, during the first calendar year following the offering, the Company plans to pay a quarterly cash dividend in the range of $0.075 and $0.10 per share. Based on an offering price per share of $10.00, this would indicate a dividend yield of 3.0% to 4.0%. While we cannot speculate on the earnings per share at the time the Company would be declaring dividends, we note that the Company appears to have the capacity to pay such a dividend based on its strong pro forma capitalization. On balance, we concluded that no adjustment was warranted for this factor.

6.	Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets. All ten of the Peer Group members trade on the NASDAQ. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $15.3 million to $113.3 million as of November 26, 2010, with average and median market values of $59.8 million and $62.5 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 2.1 million to 8.3 million, with average and median shares outstanding of 5.9 million and 7.0 million, respectively. The Company’s stock offering is expected to have a pro forma market value and shares outstanding that will be in the upper end or exceed the Peer Group’s ranges for market value and shares outstanding. Like all of the Peer Group companies, the Company’s stock will be quoted on the NASDAQ following the stock offering. Overall, we anticipate that the Company’s public stock will have a comparable trading market as the majority of the Peer Group companies and, therefore, concluded no adjustment was necessary for this factor.

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IV.11

7.	Marketing of the Issue

We believe that three separate markets exist for thrift stocks, including those coming to market such as Franklin Financial: (1) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history; and (3) the acquisition market for thrift franchises in Virginia. All three of these markets were considered in the valuation of the Company’s to-be-issued stock.

A.	The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed in recent quarters. More signs of the economy gaining strength sustained the positive trend in the broader stock market at the start of the second quarter of 2010. The DJIA closed above 11000 heading into mid-April, based on growing optimism about corporate earnings and a recovering economy. Fraud charges against Goldman Sachs halted a six day rally in the market in mid-April, as financial stocks led a one day sell-off in the broader market. The broader stock market generally sustained a positive trend during the second half of April, with encouraging first quarter earnings reports and favorable economic data supporting the

RP® Financial, LC.	VALUATION ANALYSIS
IV.12

gains. Financial stocks pulled the broader stock market lower at the end of April on news of a criminal investigation of Goldman Sachs. The sell-off in the stock market sharpened during the first week of May, largely on the basis of heightened concerns about possible ripple effects stemming from Greece’s credit crisis. Stocks surged after European Union leaders agreed to a massive bailout to prevent Greece’s financial troubles from spreading throughout the region, but then reversed course heading into the second half of May on continued worries about the fallout from Europe’s credit crisis and an unexpected increase in U.S. jobless claims. China’s promise not to unload its European debt sparked a one-day rally in late-May, which was followed by a lower close for the DJIA on the last trading day of May as a downgrade of Spain’s credit rekindled investors’ fears about Europe’s economy. Overall, it was the worst May for the DJIA since 1940. Volatility in the broader stock market continued to prevail in early-June. A rebound in energy shares provided for the third biggest daily gain in the DJIA for 2010, which was followed by a one day decline of over 300 points in the DJIA as weaker than expected employment numbers for May sent the DJIA to a close below 10000. The DJIA rallied back over 10000 in mid-June, as stocks were boosted by upbeat comments from the European Central Bank, a rebound in energy stocks, tame inflation data and some regained confidence in the global economic recovery. Weak housing data for May and persistent worries about the global economy pulled stocks lower in late-June. The DJIA closed out the second quarter of 2010 at a new low for the year, reflecting a decline of 10% for the second quarter.

A disappointing employment report for June 2010 extended the selling during the first week of July. Following seven consecutive days of closing lower, the DJIA posted a gain as bargain hunters entered the market. Some strong earnings reports at the start of second quarter earnings season and upbeat data on jobs supported a seven day winning streak in the broader stock market and pushed the DJIA through the 10000 mark going into mid-July. Renewed concerns about the economy snapped the seven day winning streak in the DJIA, although losses in the broader stock market were pared on news that Goldman Sachs reached a settlement with the SEC. Stocks slumped heading into the second half of July, as Bank of America and Citigroup reported disappointing second quarter earnings and an early-July consumer confidence

RP® Financial, LC.	VALUATION ANALYSIS
IV.13

report showed that consumers were becoming more pessimistic. Favorable second quarter earnings supported a rally in the broader stock market in late-July, with the DJIA moving back into positive territory for the year. Overall, the DJIA was up 7.1% for the month of July, which was its strongest performance in a year.

Better-than-expected economic data helped to sustain the stock market rally at the beginning of August 2010, but stocks eased lower following the disappointing employment report for July. Stocks skidded lower heading into mid-August, as investors dumped stocks amid worries over slowing economic growth. The downturn in the broader stock market accelerated in the second half of August, as a number of economic reports for July showed the economy was losing momentum which more than overshadowed a pick-up in merger activity. The DJIA had its worst August in nearly a decade, with the DJIA showing a loss of over 4% for the month. Stocks rebounded in the first half of September, as a favorable report on manufacturing activity in August and a better-than-expected employment report for August supported gains in the broader stock market. News of more takeovers, robust economic growth in China and passage of new global regulations for how much capital banks must maintain extended the rally into the third week of September, as the DJIA moved to a one month high. Despite a favorable report for August retail sales, worries about the European economy snapped a four day winning streak in the DJIA in mid-September. The DJIA closed higher for the third week in row heading into the second half of September, as stocks edged higher on positive earnings news coming out of the technology sector and merger activity. The positive trend in stock market continued for a fourth consecutive week in late-September, as investors viewed a rise in August business spending as a sign the recovery was on firmer ground. Stocks closed out the third quarter trading slightly lower on profit taking, but overall the DJIA showed a gain of 10.4% for the quarter and, thereby, reversing losses suffered in the second quarter.

Stocks leapt to a five-month high at the start of the fourth quarter of 2010, as investors responded to signals that the Federal Reserve was poised to step in to prop up the U.S. economy. September employment data, which showed a loss of jobs and no change in the unemployment rate, translated into a mixed trading market ahead

RP® Financial, LC.	VALUATION ANALYSIS
IV.14

of third quarter earnings season kicking into high gear. Stocks traded unevenly in the second half of October, as investors responded to generally favorable third quarter earnings reports and concerns that the foreclosure crisis could spread into the overall economy. The DJIA surged to a two-year high in early-November, as investors were encouraged by the Federal Reserve’s plan to support the economy and better-than-expected job growth in reflected in the October employment report. Stocks reversed course heading into mid-November, amid concerns over Europe’s debt problems, the potential impact of the Federal Reserve’s stimulus plan and slower growth in China. A favorable report on jobless claims hitting a two year low helped stocks to rebound heading into late-November, which was followed by a downturn as investors remained concern about the debt crisis in Europe. On November 26, 2010, the DJIA closed at 11092.00, an increase of 7.6% from one year ago and an increase of 6.4% year-to-date, and the NASDAQ closed at 2534.56, an increase of 18.5% from one year ago and an increase of 11.7% year-to-date. The Standard & Poor’s 500 Index closed at 1189.40 on November 26, 2010, an increase of 9.0% from one year ago and an increase of 6.7% year-to-date.

The market for thrift stocks has been somewhat uneven in recent quarters, but in general has underperformed the broader stock market. An improving outlook for financial stocks in general, along with positive reports for housing, employment and retail sales, boosted thrift stocks at the start of the second quarter of 2010. A nominal increase in March consumer prices and a strong first quarter earnings report from JP Morgan Chase & Co. supported a broad rally in bank and thrift stocks heading into mid-April, which was followed by a pullback on news that the SEC charged Goldman Sachs with fraud. Thrift stocks generally underperformed the broader stock market during the second half of April, as financial stocks in general were hurt by uncertainty about the progress of financial reform legislation, Greece’s debt crisis and news of a criminal investigation of Goldman Sachs. Thrift stocks retreated along the broader stock market in the first week of May, based on fears that the growing debt crisis in Europe could hurt the economic recovery. Likewise, thrift stocks surged higher along with the broader stock market after European Union officials announced a massive bailout plan to avert a public-debt crisis and then retreated heading into the second half of May on lingering

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IV.15

concerns about the euro. News of rising mortgage delinquencies in the first quarter of 2010, an expected slowdown in new home construction and uncertainty over financial reform legislation further contributed to lower trading prices for thrift stocks. Thrift stocks participated in the one-day broader market rally in late-May and then declined along with the broader stock market at the close of May. Some positive economic reports provided a boost to thrift stocks at the start of June, which was followed a sharp decline in the sector on the disappointing employment report for May. Gains in the broader stock market provided a boost to thrift stocks as well heading in mid-June. Weaker-than-expected housing data for May and uncertainty surrounding the final stages of the financial reform legislation pressured thrift stocks lower in late-June.

Thrift stocks declined along with the broader stock market at the start of the third quarter of 2010, as home sales in May declined sharply following the expiration of a special tax credit for home buyers. A report showing that home loan delinquencies increased in May further depressed thrift stocks, while the broader market moved higher on more attractive valuations. Financial stocks helped to lead the stock market higher through mid-July, as State Street projected a second quarter profit well above analysts’ forecasts which fueled a more optimistic outlook for second quarter earnings reports for the financial sector in general. Thrift stocks retreated along with the financial sector in general in mid-July, as investors reacted to disappointing retail sales data for June and weaker than expected second quarter earnings results for Bank of America and Citigroup which reflected an unexpected drop in their revenues. Some favorable second quarter earnings reports, which included improving credit quality measures for some institutions, helped to lift the thrift sector in late-July and at the beginning of August. Thrift stocks pulled back along with the broader market on weak employment data for July, which raised fresh concerns about the strength of the economy and the risk of deflation. The sell-off in thrift stocks became more pronounced in the second half of August, with signs of slower growth impacting most sectors of the stock market. Thrift stocks were particularly hard hit by the dismal housing data for July, which showed sharp declines in both existing and new home sales.

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IV.16

August employment data coming in a little more favorable than expected boosted the thrift sector in early-September, which was followed by a narrow trading range into mid-September. Financial stocks in general posted gains in mid-September after global regulators gave banks eight years to meet tighter capital requirements, but then slipped lower going into the second half of September on mixed economic data. The thrift sector traded in a narrow range during the second half of September, with financial stocks in general underperforming the broader stock market during the third quarter. The divergence in the performance of financial stocks from the broader stock market was attributed to factors such as the uncertain impact of financial reform legislation would have on the earnings of financial institutions and ongoing problems resulting from the collapse of the U.S. housing market.

The weak employment report for September 2010 and growing concerns about the fallout of alleged foreclosure abuses weighed on bank and thrift stocks during the first half of October, as financial stocks continued to underperform the broader stock market. Some better-than-expected earnings reports provided a slight boost to bank and thrift stocks heading into the second half of October, which was followed by a downturn in late-October on lackluster economic data. Financial stocks led the market higher in early-November, which was supported by the Federal Reserve’s announcement that it would purchase $600 billion of Treasury bonds over the next eight months to stimulate the economy. Profit taking and weakness in the broader stock market pulled thrift stocks lower heading into mid-November. Ongoing concerns about debt problems in Ireland, weak housing data for home sales in October and a widening insider trading investigation by the U.S. government pressured financial stocks lower heading into late-November. On November 26, 2010, the SNL Index for all publicly-traded thrifts closed at 533.2, a decrease of 2.4% from one year ago and a decrease of 9.2% year-to-date.

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B.	The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio often reflects a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

As shown in Table 4.2, four standard conversions and two second-step conversion were completed during the past three months. The standard conversion offerings are considered to be more relevant for purposes of our analysis. The stocks of two of the standard conversions trade through the OTC Bulletin Board and the other two trade on NASDAQ. The average closing pro forma price/tangible book ratio of the four recent standard conversion offerings equaled 53.9%. On average, the four standard conversion offerings reflected price appreciation of 13.1% after the first week of trading. As of November 26, 2010, the four recent standard conversion offerings reflected a 10.7% increase in price on average.

Shown in Table 4.3 are the current pricing ratios for the fully-converted offerings completed during the past three months that trade on NASDAQ or an Exchange, two of which were second-step offerings. The current P/TB ratio of the fully-converted recent conversions equaled 64.81%, based on closing stock price as of November 26, 2010.

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Table 4.2

Pricing Characteristics and After-Market Trends

Recent Conversions Completed (Last Three Months)

Institutional Information			Pre-Conversion Data				Offering Information				Contribution to Charitable Found.
			Financial Info.		Asset Quality

Institution	Conver. Date	Ticker	Assets	Equity/ Assets	NPAs/ Assets	Res. Cov.	Gross Proc.	% Offered	% of Mid.	Exp./ Proc.	Form	% of Offering
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)
Standard Conversions
SP Bancorp, Inc. - TX*(5)	11/1/10	SPBC-NASDAQ	$222	7.79%	2.87%	31%	$17.3	100%	115%	9.1%	N.A.	N.A.
Standard Financial Corp. - PA*	10/7/10	STND-NASDAQ	$396	11.23%	0.62%	278%	$33.6	100%	112%	4.3%	C/S	$200K/3.5%
Madison Bancorp, Inc. - MD	10/7/10	MDSN-OTCBB	$151	6.15%	0.58%	76%	$6.1	100%	87%	12.0%	N.A.	N.A.
Century Next Fin. Corp. - LA*	10/1/10	CTUY-OTCBB	$91	9.70%	0.35%	57%	$10.6	100%	132%	7.1%	N.A.	N.A.
Averages - Standard Conversions:			$215	8.72%	1.11%	111%	$16.9	100%	112%	8.1%	N.A.	N.A.
Medians - Standard Conversions:			$186	8.75%	0.60%	67%	$13.9	100%	114%	8.1%	N.A.	N.A.
Second Step Conversions
Kaiser Fed. Fin. Grp., Inc. - CA*(5)	11/191/2010	KFFG-NASDAQ	$867	10.92%	3.79%	42%	$63.8	67%	85%	6.9%	N.A.	N.A.
FedFirst Financial Corp., - PA*	9/21/10	FFCO-NASDAQ	$356	12.37%	0.78%	157%	$17.2	58%	85%	10.6%	N.A.	N.A.
Averages - Second Step Conversions:			$612	11.65%	2.29%	99.26%	$40.5	62%	85%	8.8%	N.A.	N.A.
Medians - Second Step Conversions:			$612	11.65%	2.29%	99.26%	$40.5	62%	85%	8.8%	N.A.	N.A.
Mutual Holding Company Conversions
NONE
Averages - Mutual Holding Company Conversions:
Medians - Mutual Holding Company Conversions:
Averages - All Conversions:			$347	9.69%	1.50%	106.80%	$24.8	87%	103%	8.3%	NA	NA
Medians - All Conversions:			$289	10.31%	0.70%	66.57%	$17.2	100%	99%	8.1%	NA	NA

Institutional Information			Insider Purchases				Initial Dividend Yield	Pro Forma Data						IPO Price
			% Off Incl. Fdn.					Pricing Ratios(3)			Financial Charac.
			Benefit Plans
Institution	Conver. Date	Ticker	ESOP	Recog. Plans	Stk Option	Mgmt.& Dirs.		P/TB	Core P/E	P/A	Core ROA	TE/A	Core ROE
			(%)	(%)	(%)	(%)(2)	(%)	(%)	(x)	(%)	(%)	(%)	(%)	($)
Standard Conversions
SP Bancorp, Inc. - TX*(5)	11/1/10	SPBC-NASDAQ	8.0%	4.0%	10.0%	10.1%	0.00%	55.9%	NM	7.3%	-0.1%	13.1%	-0.5%	$10.00
Standard Financial Corp. - PA*	10/7/10	STND-NASDAQ	8.0%	4.0%	10.0%	4.8%	0.00%	55.2%	12.1x	8.2%	0.7%	15.2%	4.6%	$10.00
Madison Bancorp, Inc. - MD	10/7/10	MDSN-OTCBB	7.0%	3.0%	10.0%	10.0%	0.00%	43.4%	NM	3.9%	-0.3%	9.0%	-3.6%	$10.00
Century Next Fin. Corp. - LA*	10/1/10	CTUY-OTCBB	8.0%	4.0%	10.0%	18.8%	0.00%	61.0%	26.1x	10.7%	0.4%	17.5%	2.3%	$10.00
Averages - Standard Conversions:			7.8%	3.8%	10.0%	10.9%	0.00%	53.9%	19.1x	7.5%	0.2%	13.7%	0.7%	$10.00
Medians - Standard Conversions:			8.0%	4.0%	10.0%	10.1%	0.00%	55.5%	19.1x	7.8%	0.2%	14.2%	0.9%	$10.00
Second Step Conversions
Kaiser Fed. Fin. Grp., Inc. - CA*(5)	11/191/2010	KFFG-NASDAQ	6.0%	4.0%	10.0%	0.2%	0.00%	66.6%	27.8	10.4%	0.4%	15.7%	2.3%	$10.00
FedFirst Financial Corp., - PA*	9/21/10	FFCO-NASDAQ	0.0%	3.4%	8.5%	2.0%	0.00%	52.0%	34.2	8.1%	0.2%	15.6%	1.5%	$10.00
Averages - Second Step Conversions:			3.0%	3.7%	9.2%	1.1%	0.00%	59.3%	31.0x	9.2%	0.3%	15.6%	1.9%	$10.00
Medians - Second Step Conversions:			3.0%	3.7%	9.2%	1.1%	0.00%	59.3%	31.0x	9.2%	0.3%	15.6%	1.9%	$10.00
Mutual Holding Company Conversions
NONE
Averages - Mutual Holding Company Conversions:
Medians - Mutual Holding Company Conversions:
Averages - All Conversions:			6.2%	3.7%	9.7%	7.6%	0.00%	55.7%	25.0x	8.1%	0.2%	14.3%	1.1%	$10.00
Medians - All Conversions:			7.5%	4.0%	10.0%	7.4%	0.00%	55.5%	26.9x	8.1%	0.3%	15.4%	1.9%	$10.00

Institutional Information			Post-IPO Pricing Trends
			Closing Price:
			First Trading Day	% Change	After First Week(4)	% Change	After First Month(5)	% Change	Thru 11/26/10	% Change
Institution	Conver. Date	Ticker
			($)	(%)	($)	(%)	($)	(%)	($)	(%)
Standard Conversions
SP Bancorp, Inc. - TX*(5)	11/1/10	SPBC-NASDAQ	$9.40	-6.0%	$9.34	-6.6%	$9.07	-9.3%	$9.05	-9.5%
Standard Financial Corp. - PA*	10/7/10	STND-NASDAQ	$11.90	19.0%	$11.89	18.9%	$12.95	29.5%	$13.56	35.6%
Madison Bancorp, Inc. - MD	10/7/10	MDSN-OTCBB	$12.50	25.0%	$12.50	25.0%	$12.50	25.0%	$10.50	5.0%
Century Next Fin. Corp. - LA*	10/1/10	CTUY-OTCBB	$12.50	25.0%	$11.50	15.0%	$11.00	10.0%	$11.15	11.5%
Averages - Standard Conversions:			$11.58	15.8%	$11.31	13.08%	$11.38	13.80%	$11.07	10.65%
Medians - Standard Conversions:			$12.20	22.0%	$11.70	16.95%	$11.75	17.50%	$10.83	8.25%
Second Step Conversions
Kaiser Fed. Fin. Grp., Inc. - CA*(5)	11/191/2010	KFFG-NASDAQ	$9.99	-0.1%	$9.60	-4.0%	$9.60	-4.0%	$9.60	-4.0%
FedFirst Financial Corp., - PA*	9/21/10	FFCO-NASDAQ	$11.00	10.0%	$11.23	12.3%	$11.20	12.0%	$13.45	34.5%
Averages - Second Step Conversions:			$10.50	5.0%	$10.42	4.2%	$10.40	4.0%	$11.53	15.3%
Medians - Second Step Conversions:			$10.50	5.0%	$10.42	4.2%	$10.40	4.0%	$11.53	15.3%
Mutual Holding Company Conversions
NONE
Averages - Mutual Holding Company Conversions:
Medians - Mutual Holding Company Conversions:
Averages - All Conversions:			$11.22	12.2%	$11.01	10.1%	$11.05	10.5%	$11.22	12.2%
Medians - All Conversions:			$11.45	14.5%	$11.50	13.7%	$11.20	11.0%	$11.15	8.3%

Note: * - Appraisal performed by RP Financial; BOLD=RP Financial did the Conversion Business Plan. “NT” - Not Traded; “NA” -Not Applicable, Not Available; C/S-Cash/Stock.

(1)	Non-OTS regulated thrift.
(2)	As a percent of MHC offering for MHC transactions.
(3)	Does not take into account the adoption of SOP 93-6.
(4)	Latest price if offering is less than one week old.
(5)	Latest price if offering is more than one week but less than one month old.
(6)	Mutual holding company pro forma data on full conversion basis.
(7)	Simultaneously completed acquisition of another financial institution.
(8)	Simultaneously converted to a commercial bank charter.
(9)	Former credit union.

November 26, 2010

RP® Financial, LC.	VALUATION ANALYSIS
IV.19

Table 4.3

Market Pricing Comparatives

Prices As of November 26, 2010

		Market Capitalization		Per Share Data
		Price/ Share(1)	Market Value	Core 12 Month EPS(2)	Book Value/ Share						Dividends(4)			Financial Characteristics(6)
						Pricing Ratios(3)					Amount/ Share	Yield	Payout Ratio(5)	Total Assets	Equity/ Assets	Tng. Eq./ Assets	NPAs/ Assets	Reported		Core
Financial Institution						P/E	P/B	P/A	P/TB	P/Core								ROA	ROE	ROA	ROE
		($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
All Public Companies		$9.98	$271.23	($0.15)	$13.04	17.58x	76.37%	9.16%	83.98%	17.10x	$0.22	1.82%	28.19%	$2,633	11.36%	10.95%	4.40%	-0.08%	0.56%	-0.13%	-0.33%
Converted Last 3 Months (no MHC)		$11.42	$48.70	$0.35	$18.48	22.50x	61.48%	9.65%	64.81%	21.50x	$0.08	0.74%	23.89%	$488	10.33%	19.78%	NA	0.32%	4.68%	0.31%	4.61%
Converted Last 3 Months (no MHC)
FFCO	FedFirst Financial Corp. of PA	$13.45	$40.26	$0.29	$19.67	NM	68.38%	10.85%	70.02%	NM	$0.12	0.89%	40.00%	$371	5.61%	5.44%	NA	0.24%	4.31%	0.23%	4.17%
KFFG	Kaiser Federal Financial Group of CA	$9.60	$91.79	$0.36	$15.45	26.67x	62.14%	9.98%	63.87%	26.67x	$0.20	2.08%	55.56%	$920	7.41%	45.38%	NA	0.37%	5.05%	0.37%	5.05%
SPBC	SP Bancorp, Inc. of Plano, TX	$9.05	$15.61	($0.08)	$17.90	NM	50.56%	6.64%	50.56%	NM	$0.00	0.00%	0.00%	$235	13.10%	13.10%	NA	0.07%	NM	-0.06%	NM
STND	Standard Financial Corp. of PA	$13.56	$47.16	$0.83	$20.91	18.32x	64.85%	11.12%	74.79%	16.34x	$0.00	0.00%	0.00%	$424	15.20%	15.20%	NA	0.61%	NM	0.68%	NM

(1)	Average of High/Low or Bid/Ask price per share.
(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis.
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)	Indicated 12 month dividend, based on last quarterly dividend declared.
(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:	SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.20

C.	The Acquisition Market

Also considered in the valuation was the potential impact on Franklin Financial’ls stock price of recently completed and pending acquisitions of other thrift institutions operating in Virginia. As shown in Exhibit IV-4, there were two Virginia thrift acquisitions completed from the beginning of 2006 through November 26, 2010, and there are currently no acquisitions pending of a Virginia savings institution. The recent acquisition activity involving Virginia savings institutions may imply a certain degree of acquisition speculation for the Company’s stock. To the extent that acquisition speculation may impact the Company’s offering, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced a comparable level of acquisition activity as the Company’s market and, thus, are subject to the same type of acquisition speculation that may influence Franklin Financial’s stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in Franklin Financial’s stock would tend to be less compared to the stocks of the Peer Group companies.

* * * * * * * * * * *

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for thrift conversions and the local acquisition market for thrift stocks. Taking these factors and trends into account, RP Financial concluded that a slight downward adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.	Management

The Company’s management team appears to have experience and expertise in all of the key areas of the Company’s operations. Exhibit IV-5 provides summary resumes of the Company’s Board of Directors and senior management. The financial characteristics of the Company suggest that the Board and senior management have been effective in implementing an operating strategy that can be well managed by the Company’s present organizational structure. The Company currently does not have any senior management positions that are vacant.

RP® Financial, LC.	VALUATION ANALYSIS
IV.21

Similarly, the returns, equity positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.	Effect of Government Regulation and Regulatory Reform

In summary, as a fully-converted OTS regulated institution, Franklin Financial will operate in substantially the same regulatory environment as the Peer Group members — all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects Franklin Federal’s pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Company’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Key Valuation Parameters:	Valuation Adjustment
Financial Condition	Slight Downward
Profitability, Growth and Viability of Earnings	No Adjustment
Asset Growth	No Adjustment
Primary Market Area	Moderate Upward
Dividends	No Adjustment
Liquidity of the Shares	No Adjustment
Marketing of the Issue	Slight Downward
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment

RP® Financial, LC.	VALUATION ANALYSIS
IV.22

Valuation Approaches

In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC, i.e., the pro forma market value approach, including the fully-converted analysis described above, we considered the three key pricing ratios in valuing the Company’s to-be-issued stock – price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches – all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Company’s prospectus for reinvestment rate, effective tax rate, stock benefit plan assumptions and expenses (summarized in Exhibits IV-7 and IV-8).

In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings.

RP Financial’s valuation placed an emphasis on the following:

•

P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. Given certain similarities between the Company’s and the Peer Group’s earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, recognizing that the Peer Group on average has had the opportunity to realize the benefit of reinvesting and leveraging the offering proceeds, we also gave weight to the other valuation approaches.

•

P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

•

P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

RP® Financial, LC.	VALUATION ANALYSIS
IV.23

The Company will adopt Statement of Position (“SOP”) 93-6, which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of SOP 93-6 in the valuation.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above and the dilutive impact of the cash and stock contribution to the Foundation, RP Financial concluded that, as of November 26, 2010, the pro forma market value of Franklin Financial’s conversion stock was $108,150,000 at the midpoint, equal to 10,815,000 shares at $10.00 per share.

1. Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Company’s reported earnings equaled a net loss of $1.081 million for the twelve months ended September 30, 2010. In deriving Franklin Financial’s core earnings, the adjustments made to reported earnings were to eliminate the following: gain on sale of loans equal to $372,000, gain on sale of investment securities equal to $2.045 million, net change in value of call options equal to $49,000 and net impairment of investment securities equal to $7.629 million. As shown below, on a tax effected basis, assuming an effective marginal tax rate of 38.0% for the earnings adjustments, the Company’s core earnings were determined to equal $2.120 million for the twelve months ended September 30, 2010. (Note: see Exhibit IV-9 for the adjustments applied to the Peer Group’s earnings in the calculation of core earnings).

RP® Financial, LC.	VALUATION ANALYSIS
IV.24

Amount
($000)
Net income (loss)	($1,081)
Deduct: Gain on sale of loans(1)	(231)
Deduct: Gain on sale of investment securities(1)	(1,268)
Deduct: Net change in value of call options	(30)
Add: Net impairment of investment securities(1)	4,730

Core earnings estimate	$2,120

(1)	Tax effected at 38.0%.

Based on the Company’s reported and estimated core earnings and incorporating the impact of the pro forma assumptions discussed previously, the Company’s pro forma reported P/E multiple at the $108.2 million midpoint value was not meaningful (“NM”) as the result of the pro forma net loss recorded for the twelve month period. The Company’s core P/E multiple equaled 78.80 times at the $108.2 midpoint value. Comparatively, the Peer Group’s average reported and core P/E multiples equaled 20.17 times and 18.05 times, respectively (see Table 4.4). In comparison to the Peer Group’s average core earnings P/E multiple, the Company’s pro forma core P/E multiple at the midpoint value indicated a premium of 336.57%. The Peer Group’s median reported and core earnings multiples equaled 18.57 times and 14.00 times, respectively. In comparison to the Peer Group’s median core earnings P/E multiple, the Company’s core P/E multiple at the midpoint value indicated a premium of 462.86%.

2. Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Company’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio, to the Company’s pro forma book value. Based on the $108.2 million midpoint valuation, the Company’s pro forma P/B and P/TB ratios both equaled 49.80%. In comparison to the average P/B and P/TB ratios for the Peer Group of 63.34% and 69.75%, respectively, the Company’s ratios reflected a discount of 21.38% on a P/B basis and a discount of 28.60% on a P/TB basis. In comparison to the Peer Group’s median P/B and P/TB ratios of 63.40% and 71.62%, respectively, the Company’s pro forma P/B and P/TB ratios at the midpoint value reflected discounts of 21.45% and 30.47%, respectively. At the top of the super

RP® Financial, LC.	VALUATION ANALYSIS
IV.25

Table 4.4

Public Market Pricing

Franklin Financial Corporation and the Comparables

As of November 26, 2010

		Market Capitalization		Per Share Data
				Core 12 Month EPS(2)	Book Value/ Share						Dividends(4)			Financial Characteristics(6)
		Price/ Share(1)	Market Value			Pricing Ratios(3)					Amount/ Share	Yield	Payout Ratio(5)	Total Assets	Equity/ Assets	Tng Eq/ Assets	NPAs/ Assets	Reported		Core
						P/E	P/B	P/A	P/TB	P/Core								ROA	ROE	ROA	ROE
		($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
Franklin Financial Corporation
Superrange		$10.00	$143.03	$0.08	$17.25	NM	57.97%	13.11%	57.97%	126.00x	$0.00	0.00%	0.00%	$1,091	22.62%	22.62%	3.79%	-0.19%	-0.84%	0.10%	0.46%
Maximum		$10.00	$124.37	$0.10	$18.57	NM	53.85%	11.57%	53.85%	98.54x	$0.00	0.00%	0.00%	$1,075	21.48%	21.48%	3.85%	-0.18%	-0.84%	0.12%	0.55%
Midpoint		$10.00	$108.15	$0.13	$20.08	NM	49.80%	10.19%	49.80%	78.80x	$0.00	0.00%	0.00%	$1,061	20.46%	20.46%	3.90%	-0.17%	-0.84%	0.13%	0.63%
Minimum		$10.00	$91.93	$0.16	$22.12	NM	45.21%	8.77%	45.21%	61.99x	$0.00	0.00%	0.00%	$1,048	19.41%	19.41%	3.95%	-0.16%	-0.84%	0.14%	0.73%
All Public Companies(7)
Averages		$10.42	$303.25	($0.21)	$14.00	17.16x	72.67%	8.47%	80.32%	16.80x	$0.23	1.79%	29.86%	$2,779	11.05%	10.71%	4.14%	-0.14%	0.19%	-0.20%	-0.83%
Medians		$10.54	$57.46	$0.32	$13.45	14.83x	73.39%	7.09%	75.88%	15.34x	$0.18	1.47%	0.00%	$941	9.93%	9.19%	2.78%	0.31%	3.16%	0.27%	2.85%
All Non-MHC State of VA(7)
Averages		$3.51	$15.31	$0.33	$8.46	10.64x	41.49%	2.84%	41.49%	10.64x	$0.00	0.00%	0.00%	$539	9.12%	9.12%	4.61%	0.26%	2.94%	0.26%	2.94%
Medians		$3.51	$15.31	$0.33	$8.46	10.64x	41.49%	2.84%	41.49%	10.64x	$0.00	0.00%	0.00%	$539	6.85%	6.85%	4.61%	0.26%	2.94%	0.26%	2.94%
Comparable Group Averages
Averages		$11.42	$59.82	$0.78	$17.03	20.17x	63.34%	6.76%	69.75%	18.05x	$0.27	1.88%	16.53%	$952	11.09%	10.22%	2.36%	0.41%	4.02%	0.41%	3.82%
Medians		$9.95	$62.53	$0.44	$14.19	18.57x	63.40%	5.96%	71.62%	14.00x	$0.12	1.43%	0.00%	$732	10.21%	9.14%	2.29%	0.39%	2.74%	0.27%	3.35%
Comparable Group
CZWI	Citizens Comm. Bancorp Inc. of WI	$4.20	$21.47	$0.30	$11.03	28.00x	38.08%	3.73%	43.03%	14.00x	$0.00	0.00%	0.00%	$576	9.78%	8.76%	1.79%	0.13%	1.38%	0.27%	2.75%
CFFC	Community Financial Corp. of VA	$3.51	$15.31	$0.33	$8.46	10.64x	41.49%	2.84%	41.49%	10.64x	$0.00	0.00%	0.00%	$539	9.12%	9.12%	4.61%	0.26%	2.94%	0.26%	2.94%
FCLF	First Clover Leaf Fin. Corp. of IL	$6.12	$48.42	$0.17	$9.89	24.48x	61.88%	8.37%	73.73%	36.00x	$0.24	3.92%	NM	$579	13.52%	11.60%	3.26%	0.34%	2.54%	0.23%	1.72%
FDEF	First Defiance Financial Corp. of OH	$12.04	$97.74	$0.20	$25.20	22.30x	47.78%	4.79%	69.52%	NM	$0.00	0.00%	0.00%	$2,042	11.80%	8.95%	2.81%	0.21%	1.85%	0.08%	0.69%
FSFG	First Savings Financial Corp. of IN	$14.40	$34.78	$1.26	$22.18	14.85x	64.92%	6.93%	77.13%	11.43x	$0.00	0.00%	0.00%	$501	10.68%	9.15%	1.47%	0.53%	4.42%	0.69%	5.74%
HFFC	HF Financial Corp. of SD	$10.85	$75.55	$0.49	$13.41	14.09x	80.91%	5.99%	84.90%	22.14x	$0.45	4.15%	58.44%	$1,261	7.41%	7.08%	2.15%	0.44%	6.03%	0.28%	3.84%
HBCP	Home Bancorp Inc. Lafayette LA	$13.63	$113.29	$0.60	$15.89	34.95x	85.78%	16.22%	86.98%	22.72x	$0.00	0.00%	0.00%	$698	18.91%	18.70%	0.30%	0.51%	2.45%	0.79%	3.76%
HFBC	HopFed Bancorp, Inc. of KY	$9.05	$66.38	$0.65	$13.80	9.63x	65.58%	5.92%	66.20%	13.92x	$0.31	3.43%	32.98%	$1,121	10.64%	10.57%	2.22%	0.65%	7.25%	0.45%	5.01%
MFSF	MutualFirst Financial Inc. of IN	$8.40	$58.67	$0.38	$14.58	33.60x	57.61%	4.07%	60.48%	22.11x	$0.24	2.86%	NM	$1,440	9.28%	8.97%	2.67%	0.12%	1.32%	0.19%	2.01%
TSH	Teche Holding Corp. of N. Iberia LA	$32.00	$66.62	$3.37	$35.81	9.20x	89.36%	8.70%	94.03%	9.50x	$1.42	4.44%	40.80%	$765	9.74%	9.30%	2.35%	0.94%	10.01%	0.91%	9.69%

(1)	Average of High/Low or Bid/Ask price per share.
(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis, and is shown on a pro forma basis where appropriate.
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)	Indicated 12 month dividend, based on last quarterly dividend declared.
(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: SNL Financial, LC. and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.26

range, the Company’s P/B and P/TB ratios both equaled 57.97%. In comparison to the Peer Group’s average P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the top of the super range reflected discounts of 8.48% and 16.89%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the top of the super range reflect discounts of 8.56% and 19.06%, respectively. RP Financial considered the discounts under the P/B approach to be reasonable, given the nature of the calculation of the P/B ratio which mathematically results in a ratio discounted to book value and the resulting premium pricing ratios indicated under the earnings approach.

3. Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Company’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the $108.2 million midpoint of the valuation range, the Company’s value equaled 10.19% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 6.76%, which implies a premium of 50.74% has been applied to the Company’s pro forma P/A ratio. In comparison to the Peer Group’s median P/A ratio of 5.96%, the Company’s pro forma P/A ratio at the midpoint value reflects a premium of 70.97%.

Comparison to Recent Offerings

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). As discussed previously, four standard conversion offerings were completed during the past three months. In comparison to the 53.9% average closing forma P/TB ratio of the recent standard conversions, the Company’s P/TB ratio

RP® Financial, LC.	VALUATION ANALYSIS
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of 49.8% at the midpoint value reflects an implied discount of 7.61%. At the top of the superrange, the Company’s P/TB ratio of 58.0% reflects an implied premium of 7.61% relative to the recent standard conversions average P/TB ratio at closing. The current average P/TB ratio of the two recent standard conversions that are publicly-traded equaled 62.7%, based on closing stock prices as of November 26, 2010. In comparison to the current average P/TB ratio of the recent publicly-traded standard conversions, the Company’s P/TB ratio at the midpoint value reflects an implied discount of 20.57% and at the top of the superrange reflects an implied discount of 7.50%.

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of November 26, 2010, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, including shares to be issued to the Foundation, equaled $108,150,000 at the midpoint, equal to 10,815,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $91,927,500 and a maximum value of $124,372,500. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 9,192,750 at the minimum and 12,437,250 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $143,028,380 without a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 14,302,838. Based on this valuation range, the offering range is as follows: $89,250,000 at the minimum, $105,000,000 at the midpoint, $120,750,000 at the maximum and $138,862,500 at the supermaximum. Based on the $10.00 per share offering price, the number of offering shares is as follows: 8,925,000 at the minimum, 10,500,000 at the midpoint, 12,075,000 at the maximum and 13,886,250 at the supermaximum. The pro forma valuation calculations relative to the Peer Group are shown in Table 4.4 and are detailed in Exhibit IV-7 and Exhibit IV-8.